UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
LYELL IMMUNOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LYELL IMMUNOPHARMA, INC.
201 Haskins Way
South San Francisco, CA 94080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 16, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Lyell Immunopharma, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Friday, June 16, 2023 at 8:30 a.m. Pacific Time. To facilitate stockholder participation in the Annual Meeting, the Annual Meeting this year will be held virtually through a live webcast at www.virtualshareholdermeeting.com/LYEL2023. You will not be able to attend the Annual Meeting in person. The Annual Meeting will be held for the following purposes:
1.
To elect the three (3) Class II director nominees named in the accompanying proxy statement (the “Proxy Statement”), to serve terms of three years through the third annual meeting of stockholders following this Annual Meeting and until, in each case, a successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes to approve the compensation of the Company’s named executive officers.
5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice.
On or about April 27, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and how to receive a paper copy of our proxy materials.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/LYEL2023 and entering the 16-digit Control Number included in your Notice, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the Proxy Statement. You may log-in beginning at 8:15 a.m. Pacific Time on Friday, June 16, 2023.
The record date for the Annual Meeting is April 18, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

Rahsaan W. Thompson
Chief Legal Officer and Corporate Secretary
South San Francisco, California
April 27, 2023

You are cordially invited to attend the Annual Meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, the voting instruction form, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote your shares online at the Annual Meeting by clicking on the “Cast Your Vote” link in the meeting center.

LYELL IMMUNOPHARMA, INC.
201 Haskins Way
South San Francisco, CA 94080
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

June 16, 2023
MEETING AGENDA
Proposals	Page	Voting Standard for Approval	Board Recommendation
Election of Directors	8
Plurality of the votes of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. Only votes “For” will affect the outcome of the vote; “Withhold” votes will have no effect on the outcome of the vote; and under plurality voting, there are no abstentions.
			“For” each named director nominee

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	24
Majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter.
			“For”

Advisory vote to approve the compensation of the Company’s named executive officers	25
Majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter.
			“For”

Advisory vote on the preferred frequency of stockholder advisory votes to approve the compensation of the Company’s named executive officers	26
The option of every one, two or three years that receives the votes of the holders of a majority of the voting power from shares present in person, by remote communication or represented by proxy at the Annual Meeting (excluding abstentions and broker non-votes) on this matter.
			“One Year”
i

ii

iii

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Lyell Immunopharma, Inc. (sometimes referred to as the “Company” or “Lyell”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 27, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request, or had previously requested, a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address for the Annual Meeting, you may (i) visit www.ProxyVote.com, (ii) call 1-800-579-1639 or (iii) send an email to sendmaterial@proxyvote.com. Please have your proxy card or Notice in hand when you access the website or call and follow the instructions provided and, if sending an email, please include your control number (discussed below) in the subject line.
How do I attend the Annual Meeting?
To facilitate stockholder participation in the Annual Meeting, the Annual Meeting this year will be held virtually through a live webcast at www.virtualshareholdermeeting.com/LYEL2023. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions.
Who can attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 18, 2023, the record date. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/LYEL2023 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number or proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start at 8:15 a.m. Pacific Time on Friday, June 16, 2023, approximately 15 minutes before the meeting begins.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number, you will still be able to login and attend the Annual Meeting as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/LYEL2023 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.
Where can I get technical assistance?
If you have difficulty accessing the meeting, please call the number listed on the stockholder login page where technicians will be available to help you.
Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/LYEL2023.

In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our principal executive offices at the address listed above. Stockholders may also request to view a list of stockholders of record for the ten days prior to the Annual Meeting by sending an email to ir@lyell.com.
For the Annual Meeting, how do I ask questions of management and the Board of Directors?
We plan to have a Q&A session at the Annual Meeting and will include as many appropriate stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business during the meeting through www.virtualshareholdermeeting.com/LYEL2023.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 18, 2023 will be entitled to vote at the Annual Meeting. On the record date, there were 249,609,247 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 18, 2023, your shares were registered directly in your name with Lyell’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 18, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name,” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. You may vote prior to the meeting by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may also access the Annual Meeting and vote during the meeting by logging in with your Control Number at www.virtualshareholdermeeting.com/LYEL2023.
What am I voting on?
There are four matters scheduled for a vote:
•	Election of three (3) Class II directors, each to serve a term of three years (Proposal 1);
•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2);
•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules (Proposal 3); and
•	Advisory indication of the preferred frequency of stockholder advisory votes to approve the compensation of the Company’s named executive officers (Proposal 4).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, ratification of the appointment of our independent registered public accounting firm, and Proposal 3, your advisory approval of the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. For Proposal 4, your advisory vote on how frequently we should solicit stockholder advisory approval of the compensation of our named executive officers, you may vote for any one of the following: “One Year,” Two Years” or “Three Years,” or you may abstain from voting on that matter.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the meeting even if you have already voted by proxy.
•
To vote during the Annual Meeting, you must be present via live webcast and follow the instructions at www.virtualshareholdermeeting.com/LYEL2023. You will need to enter the 16-digit Control Number found on your Notice, proxy card or in the email sending you the Proxy Statement.

•
To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 15, 2023), you may vote via the internet at www.proxyvote.com, by telephone or by completing and returning the proxy card, as described below.

•
To vote through the internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice, proxy card or email sending you the Proxy Statement. Your internet vote must be received by 11:59 p.m. Eastern Time on June 15, 2023 to be counted.

•
To vote over the telephone, dial the number provided on the Notice, proxy card or email sending you the Proxy Statement using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from your Notice, proxy card or email sending you the Proxy Statement. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 15, 2023 to be counted.

•
To vote using the proxy card that may be requested, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form or Notice containing voting instructions from that organization rather than from us. To vote prior to the Annual Meeting, simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank or by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may also access and vote at the Annual Meeting by logging in with your Control Number on your voting instruction form at www.virtualshareholdermeeting.com/LYEL2023.
Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2023.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card (if requested), by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director (Proposal 1), “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2), “For” the advisory approval of the compensation of our named executive officers (Proposal 3) and for “One Year” as the preferred frequency of advisory votes to approve the compensation of our named executive officers (Proposal 4). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. All brokers registered as members with the NYSE are subject to NYSE rules and, accordingly, the NYSE rules apply to the voting of all shares held in a brokerage account, including shares of a company like ours listed on the Nasdaq Stock Market (“Nasdaq”). In this regard, Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on these proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials or Notice?
If you receive more than one set of proxy materials or Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the proxy materials or Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may request and submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 201 Haskins Way, South San Francisco, CA 94080.
•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2023 to our Corporate Secretary at 201 Haskins Way, South San Francisco, CA 94080. However, if our 2024 Annual Meeting of Stockholders is not held between May 17, 2024 and July 16, 2024, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.
If you wish to submit a proposal (including a director nomination) at our 2024 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so by not earlier than 5:00 p.m. Pacific Time on February 17, 2024 and not later than 5:00 p.m. Pacific Time on March 18, 2024, provided, however, that if our 2024 Annual Meeting of Stockholders is not held between May 17, 2024 and July 16, 2024, your proposal must be submitted not earlier than the close of business on the 120th day prior to our 2024 Annual Meeting of Stockholders and not later than the close of business on the 90th day prior to our 2024 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The proxy solicited by our Board of Directors for the 2024 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, even if the 2024 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the nominees of our Board of Directors must provide in their notice any additional information required by Rule 14a-19 under the Exchange Act.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 (proposal to elect directors), votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 (proposal to ratify appointment of auditors) and Proposal 3 (stockholder advisory vote to approve the compensation of our named executive officers), votes “For” and “Against,” abstentions and, if applicable, broker non-votes; and with respect to Proposal 4 (proposal regarding frequency of stockholder advisory votes to approve the compensation of our named executive officers), votes for frequencies of “One Year,” “Two Years” or “Three Years,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes, if any, will have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect.	Not applicable	No effect

2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
			No effect	Not applicable(1)

3	Advisory vote on the compensation of the Company’s named executive officers
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
			No effect	No effect

4	Advisory vote on the preferred frequency of stockholder advisory votes to approve the compensation of the Company’s named executive officers
The option of every one, two or three years that receives the votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the meeting (excluding abstentions and broker non-votes) on the matter.
			No effect	No effect
(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting by remote communication or represented by proxy. As noted above, on the record date, there were 249,609,247 shares of common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by remote communication or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The Proxy Statement and Annual Report on Form 10-K are available at ir.lyell.com and www.proxyvote.com.

Proposal 1

Election of Directors
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term, the terms of office of the respective classes expiring in successive years. Vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has eight members. There are three directors in Class II whose term of office expires in 2023. Drs. Klausner and Brawley and Mr. Rieflin were elected as members of our Board of Directors prior to our initial public offering, pursuant to a voting agreement entered into with certain of our stockholders that terminated upon completion of our initial public offering in June 2021. Each of the nominees listed below is a current director who was nominated by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these nominees would serve until the 2026 annual meeting and until his successor has been duly elected and qualified or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Seven directors attended our annual meeting of stockholders in 2022.
Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Nominees to the Board of Directors
The nominees and their ages as of March 31, 2023, the class in which they are being nominated, positions and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.
Name of Director Nominee	Class	Age	Position	Director Since
Richard Klausner, M.D.	II	71	Chair of the Board of Directors	September 2018
Otis Brawley, M.D.(1)	II	63	Director	April 2021
William Rieflin(2)(3)	II	63	Director	May 2020
(1)	Chair of the Nominating and Corporate Governance Committee
(2)	Chair of the Audit Committee
(3)	Member of the Compensation Committee
Richard Klausner, M.D., is our founder and current Board Chair, and was previously our Chief Executive Officer from September 2018 to July 2020 and Executive Chairman from August 2020 to September 2021. Since May 2021, Dr. Klausner has served as Chief Scientist and Board Co-Chair of Altos Labs, Inc., a private life sciences company. He previously served on the board of directors of Juno Therapeutics, a company he co-founded that was acquired by Celgene Corporation, GRAIL, a private life sciences company that he founded, and Mindstrong, a company he co-founded for which he also served as Executive Chairman. He is also the co-founder and Chairman of Lifemine Therapeutics, Chairman of Sonoma Biotherapeutics and a member of the board of directors of X-Tremity Prosthetics and Fog Pharmaceuticals, Inc. From September 2013 to February 2016, Dr. Klausner served in multiple senior leadership positions at Illumina Corporation, including as Senior Vice President, Chief Medical Officer and Chief Opportunity Officer. He currently chairs the Grand Challenges in Cancer program of Cancer Research UK. Previously he served as Managing Partner of the venture capital firm, The Column Group, was the Executive Director for Global Health of the Bill and Melinda Gates Foundation from 2002 to 2005 and was the eleventh director of the

National Cancer Institute between 1995 and 2001. Dr. Klausner received an M.D. from Duke Medical School and a B.S. from Yale University. We believe that Dr. Klausner’s scientific and medical expertise, particularly in cell biology, molecular biology and cancer, as well as his industry, academic and public service leadership roles, make him an appropriate member of our Board of Directors.
Otis Brawley, M.D., has served as a member of our Board of Directors since April 2021. Dr. Brawley has served as a Bloomberg Distinguished Professor of Oncology and Epidemiology at Johns Hopkins University since January 2019 and a member the board of directors of PDS Biotechnology Corporation, a publicly traded biotechnology company, since November 2020, Incyte Corporation since September 2021, Agilent Technologies, Inc. since November 2021, each a publicly-traded biotechnology company, and until recently, GRAIL, a private life sciences company. From April 2007 to December 2018, he served as the Chief Medical and Scientific Officer of the American Cancer Society. From January 2002 to August 2007, he was director of the Georgia Cancer Center at Grady Memorial Hospital. From April 2001 to December 2018, he served as a professor of hematology, oncology, medicine and epidemiology at Emory University. Dr. Brawley received an M.D. from the University of Chicago, Pritzker School of Medicine and a B.S. in Chemistry from the University of Chicago. He completed an internal medicine residency at Case-Western Reserve University and a fellowship in medical oncology at the National Cancer Institute. He is board certified in internal medicine and medical oncology. We believe that Dr. Brawley’s education and work in oncology makes him an appropriate member of our Board of Directors.
William Rieflin has served as a member of our Board of Directors since May 2020. From September 2010 to September 2018, he served as the Chief Executive Officer of NGM Biopharmaceuticals, Inc. Since April 2015, Mr. Rieflin has served on the board of directors and has been Chairman of the Board since June 2019 at RAPT Therapeutics, Inc., a publicly traded biopharmaceutical company, and since July 2022, he has served as Chairman of the Board at NGM Biopharmaceuticals, Inc., a publicly traded biotechnology company where he also previously served as Executive Chairman since September 2018 and a member of its board of directors since 2010. Mr. Rieflin previously served on the board of directors of Anacor Pharmaceuticals, Inc., a pharmaceutical company, from April 2011 to June 2016 and of XenoPort, Inc., a biopharmaceutical company, from September 2010 to July 2016. Mr. Rieflin also served as a board member of Flexus Biosciences until its acquisition in 2015. He currently serves on the board of directors of Kallyope, Inc. and Lycia Therapeutics, Inc., both privately held companies. Mr. Rieflin received an M.B.A. from the University of Chicago Booth Graduate School of Business, a J.D. from Stanford Law School and a B.S. in Industrial and Labor Relations from Cornell University. We believe that Mr. Rieflin’s extensive experience in the biopharmaceutical industry, his industry expertise and financial knowledge and his experience as a member of the board of directors of other public companies makes him an appropriate member of our Board of Directors.
Our Board Of Directors Recommends
A Vote “FOR” Each Named Nominee

Continuing Directors
Continuing directors and their ages as of March 31, 2023, the class in which they belong, positions and length of board service are provided in the table below. Additional biographical descriptions of each director are set forth in the text below the table.
Name of Director	Class	Age	Position	Director Since
Hans Bishop(1)	I	58	Director	August 2018
Catherine Friedman(2)(3)	I	62	Director	August 2018
Robert Nelsen(4)	I	59	Director	September 2018
Elizabeth Nabel, M.D.(1)(3)	III	71	Director	April 2021
Lynn Seely, M.D.	III	64	President, Chief Executive Officer and Director	May 2021
(1)	Member of the Nominating and Corporate Governance Committee
(2)	Chair of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Member of the Compensation Committee
Hans Bishop has served as a member of our Board of Directors since August 2018. Since December 2021, Mr. Bishop has also served as the Board Co-Chair and President of Altos Labs, Inc., a private life sciences company. From July 2019 to September 2021, Mr. Bishop served as the Chief Executive Officer of GRAIL, a private life sciences company and a member of GRAIL’s board of directors from August 2016 to October 2021. From July 2013 to March 2018, Mr. Bishop served as President and Chief Executive Officer at Juno Therapeutics, a company that he co-founded and that was acquired by Celgene Corporation. From February 2012 through July 2013, Mr. Bishop served as Executive in Residence at Warburg Pincus, a multinational private equity firm. From January 2010 to September 2011, Mr. Bishop served as Executive Vice President and Chief Operating Officer at Dendreon, Inc., a publicly traded cancer immunotherapy company. From December 2006 to January 2010, Mr. Bishop served as President of Specialty Medicine at Bayer Healthcare, a publicly traded company. From January 2004 to August 2006, he served in multiple leadership positions at Chiron Corporation, a multinational biotechnology company, including as Senior Vice President of Global Commercial Operations and Vice President and General Manager of European Biopharmaceuticals. He currently serves as the Chairman of the Board of Sana Biotechnology since October 2018 and as a director of Agilent Technologies, Inc., since July 2017, both of which are publicly traded biopharmaceutical companies, and he previously served as a director of JW Therapeutics, Juno Therapeutics and Celgene Corporation. Mr. Bishop received a B.A. in Chemistry from Brunel University in London, England. We believe that Mr. Bishop’s more than 30 years of experience in the biotechnology industry and chemistry studies make him an appropriate member of our Board of Directors.
Catherine Friedman has served as a member of our Board of Directors since August 2018. Since December 2021, Ms. Friedman has served as an Executive Venture Partner at GV Management Company, LLC, where she is a senior member of the investing team and advises the life sciences portfolio. Ms. Friedman was an independent financial consultant serving public and private companies in the life sciences industry since 2006 and has spent more than 15 years on the boards of leading public and private life sciences and technology companies. She has served as an independent director at Seer, Inc., a publicly-traded biotechnology company, since September 2020, Altaba Inc. (formerly Yahoo!) since August 2015, and until recently, at GRAIL, a private life sciences company, Vividion Therapeutics (acquired by Bayer), a private biotechnology company, and Radius Health, a private biopharmaceutical company. Earlier in her career, Ms. Friedman spent nearly 24 years with Morgan Stanley, an investment management and financial services company, where she held several executive positions, including Managing Director, Head of West Coast Healthcare, and co-head of Morgan Stanley's biotechnology practice. Ms. Friedman holds a B.A. in economics from Harvard University and an M.B.A. from The University of Virginia's Darden School of Business. She is a foundation trustee for the University of California San Francisco and the University of Virginia's Darden School of Business. We believe that Ms. Friedman’s extensive financial experience and work for biotechnology companies make her an appropriate member of our Board of Directors.
Robert Nelsen has served as a member of our Board of Directors since September 2018. Since January 2022, Mr. Nelsen has also served as a member of the board of directors of Altos Labs, Inc., a private life sciences company. Since 1986, Mr. Nelsen has served as co-founder and Managing Director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies. Mr. Nelsen has served as the Chairman and a member of the board of directors of Hua Medicine, a Hong Kong publicly-traded drug development company, since April 2010, and a member of the board of directors of Sana Biotechnology since October 2018, Vir Biotechnology since April 2016 and Prime Medicine since September 2020, all of which are publicly traded biotechnology companies. Previously, Mr. Nelsen served on the boards of Denali Therapeutics, Inc. from May 2015 to June 2022, Revolution Healthcare Acquisition Corp. from March 2021 to December 2022, Juno Therapeutics from August 2013 to March 2018, Syros Pharmaceuticals from August 2012 to June 2018, Sienna Biopharmaceuticals from August 2015 to October 2018, Agios Pharmaceuticals from December 2007 to June 2017, KYTHERA Biopharmaceuticals from January 2006 to December 2014, Adolor Corporation from November 1994 to May 2008, Illumina from June 1998 to August 2006, Fate Therapeutics from September 2007 to June 2014, deCODE genetics from August 1996 to November 2001, NeurogesX from July 2000 to May 2013, Bellerophon Therapeutics from February 2014 to February 2015, Sage Therapeutics from September 2013 to March 2016 and Caliper Life Sciences from April 1996 to December 1999. From 2004 to 2014, Mr. Nelsen served as trustee of the Fred Hutchinson Cancer Research Center. Mr. Nelsen received an M.B.A. from the University of Chicago and a B.S. with majors in Economics and Biology from the University of Puget Sound. We believe that Mr. Nelsen’s extensive experience building and serving on the boards of many public and private emerging companies, including multiple life sciences, biotechnology and pharmaceutical companies, makes him an appropriate member of our Board of Directors.
Elizabeth Nabel, M.D., has served as a member of our Board of Directors since April 2021. She served as a member of the board of directors of Moderna from December 2015 to July 2020, and was reappointed to Moderna’s board of directors in March 2021. Dr. Nabel has also served as a member of the board of directors of the publicly traded companies Medtronic PLC since October 2014 and Accolade, Inc. since June 2021. Since May 2022, Dr. Nabel has served as Chief Medical Officer (part-time) of OPKO Health, following its acquisition of ModeX Therapeutics, a biotechnology company, where she serves as Executive Vice President of Strategy. Through February 2021, Dr. Nabel was President of Brigham Health, which includes Brigham and Women’s Hospital, Brigham and Women’s Faulkner Hospital, and the Brigham and Women’s Physician Organization, a position she held from 2010. Simultaneous with her service as President of Brigham Health, Dr. Nabel was also a Professor of Medicine from 2010 to 2021 at Harvard Medical School, where she is currently a Professor of Medicine emeritus. Prior to joining Brigham Health, she held a variety of roles, including Director, at the National Heart, Lung and Blood Institute at the National Institutes of Health, a federal agency funding research, training and education programs to promote the prevention and treatment of heart, lung and blood diseases, from 1999 to 2009. Her colleagues have elected her to the American Academy of the Arts and Sciences, the National Academy of Medicine, the Association of American Physicians, the American Society of Clinical Investigation, and she is a Fellow of the American Association for the Advancement of Science. A native of St. Paul, Minnesota, Dr. Nabel received an M.D. from Weill Cornell Medical College and a B.A. in psychology from St. Olaf College, and she completed her internal medicine and cardiology training at Brigham and Women’s Hospital. We believe that Dr. Nabel’s education and work in medicine makes her an appropriate member of our Board of Directors.
Lynn Seely, M.D., has served as our President and Chief Executive Officer since December 2022 and has been a member of our Board of Directors since May 2021. She was formerly President and Chief Executive Officer and a member of the board of directors of Myovant Sciences, Inc., a biopharmaceutical company, from June 2016 to January 2021. Prior to joining Myovant, Dr. Seely served as the Chief Medical Officer of Medivation, Inc. from March 2005 to October 2015. In this role, Dr. Seely oversaw the development and marketing approval of the blockbuster medicine XTANDI for men with castration-resistant prostate cancer and held leadership roles in drug development collaborations with Pfizer Inc. and Astellas Pharma US, Inc. Prior to joining Medivation, Dr. Seely served as Vice President of Clinical Development at Corgentech Inc., at Cytyc Health Corporation, and at ProDuct Health, Inc., a medical device company acquired by Cytyc Corporation. Dr. Seely began her industry career in clinical development at Chiron Corporation in 1996. Dr. Seely also serves as the lead independent director for Blueprint Medicines, a publicly-traded biopharmaceutical company, since April 2016 and is on the Board of Managers for Life Science Cares Bay Area. Dr. Seely received a B.A. in journalism from the University of Oklahoma and an M.D. from the University of Oklahoma College of Medicine. She completed her residency and served as Chief Resident in internal medicine at Yale-New Haven Hospital, and she completed her Fellowship in endocrinology and metabolism at the University of California, San Diego, where she was on faculty before joining industry. We believe that Dr. Seely’s education and work in healthcare and life sciences makes her an appropriate member of our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq listing standards (the “Nasdaq Listing Rules”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Listing Rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board of Directors has affirmatively determined that none of our directors, other than Drs. Klausner and Seely, has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the Nasdaq Listing Rules. Our Board of Directors has determined that Drs. Klausner and Seely, by virtue of their positions as our Executive Chairman (until October 2021) and Chief Executive Officer, respectively, are not independent under applicable rules and regulations of the SEC and the Nasdaq Listing Rules. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Transactions.”
Board Leadership Structure
Dr. Klausner currently serves as the Chair of the Board of Directors. In this role, Dr. Klausner has authority, among other things, to call and preside over Board of Directors meetings, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Chair has substantial ability to shape the work of the Board of Directors. While the positions of chief executive officer and chair are currently held by different individuals, we do not believe there should be a fixed rule regarding the separation of these positions, or whether the chair should be an employee of ours or should be elected from among the non-employee directors. Our needs and the individuals available to assume these roles may require different outcomes at different times, and we and our Board of Directors believe that retaining that flexibility in these decisions is in our best interests. Our Nominating and Corporate Governance Committee periodically reviews this matter and makes recommendations to the Board of Directors.
Role of the Board in Risk Oversight
One of the key functions of the Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management team has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight and monitoring of cybersecurity risk management, and, to that end, the committee periodically reviews and discusses with management risks relating to data privacy, technology and information security, including cybersecurity, and backup of information systems and the steps we have taken to monitor and control such exposures. Our Audit Committee receives periodic reports from management about our cybersecurity risk management, as well as incidental reports as matters arise, and reports the same to the full Board of Directors. We have based our cybersecurity assessment approach on the National Institute of Standards and Technology Cybersecurity Framework and are implementing methodologies that are consistent with that framework, such as asset management, leading protection and detection technologies, continual monitoring, employee training and business continuity plans. We arrange for independent security assessments to keep us up to date on new security gaps and measures we can implement. Additionally, we conduct random phishing and penetration tests to assess our defenses as well as our employees’ awareness of cybersecurity risks.

Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and/or are reasonably likely to have a material adverse effect on us. Quarterly, we provide to our Board of Directors updates on our enterprise risks. At least annually, we review and assess our risks as a whole and determine our most important enterprise risks. We then present to our Board of Directors the updated enterprise risks. Both the Board of Directors as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible.
Meetings of The Board of Directors
The Board of Directors met seven times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.
Typically, in conjunction with the regularly scheduled meetings of the Board of Directors, the independent directors meet in executive sessions outside the presence of management.
Information Regarding Committees of the Board of Directors
Our Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the charters for each committee are available on the investor relations section of our website at https://ir.lyell.com.
The following table provides membership and meeting information for fiscal year 2022 for each of the committees of the Board of Directors:
Name	Audit	Compensation	Nominating and Corporate Governance
Hans Bishop			✔
Otis Brawley, M.D.			✔*
Catherine Friedman**	✔	✔*
Richard Klausner, M.D.
Elizabeth Nabel, M.D.(1)	✔
Robert Nelsen		✔
William Rieflin	✔*	✔
Lynn Seely, M.D.(1)			✔
Elizabeth Homans(2)
Total meetings in fiscal year 2022	4	4	2
*	Committee Chair
**	Lead Independent Director
(1)
Immediately upon the appointment of Dr. Seely as our President and Chief Executive Officer in December 2022, Dr. Seely resigned from the Nominating and Corporate Governance Committee. In January 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors appointed Dr. Nabel to replace Dr. Seely as a member.

(2)
On December 15, 2022, Ms. Homans transitioned from our Chief Executive Officer and a member of our Board of Directors to a non-employee consultant of the Company for a transition period scheduled to end on June 15, 2024.

The Board of Directors and each of the committees has authority to hire, at our expense, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of us in advance.
The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Below is a description of each committee of our Board of Directors.

Audit Committee
Our Audit Committee currently consists of Mr. Rieflin, Ms. Friedman and Dr. Nabel, each of whom our Board of Directors has determined satisfies the independence requirements under Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The Chair of our Audit Committee is Mr. Rieflin. Our Board of Directors has determined that each of Mr. Rieflin, Ms. Friedman and Dr. Nabel is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. Our Audit committee meets at least quarterly. The agenda for each meeting is usually developed in coordination with the Chair of the Audit Committee, in consultation with the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer and, as applicable, independent auditors.
The primary purpose of our Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of our Audit Committee include:
•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•
periodically reviewing and discussing with management risks relating to cybersecurity, information technology, environmental sustainability, competition and regulation, including matters relating to our investments, cash management and foreign exchange management, major financial risk exposures, the adequacy and effectiveness of our information security policies and practices, the internal controls regarding information security and the steps we have taken to monitor and control such exposures.

Our Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, our Audit Committee performs several functions. Our Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor.
Our Audit Committee met four times during the fiscal year ended December 31, 2022. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the investor relations portion of our website at https://ir.lyell.com.

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the consolidated audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
William Rieflin
Catherine Friedman
Elizabeth Nabel, M.D.
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing by Lyell Immunopharma, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
Our Compensation Committee currently consists of Ms. Friedman and Messrs. Nelsen and Rieflin. The Chair of our Compensation Committee is Ms. Friedman. Our Board of Directors has determined that each member of our Compensation Committee is independent under the Nasdaq Listing Rules. The Compensation Committee met four times during the fiscal year ended December 31, 2022. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on our website at https://ir.lyell.com.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•	reviewing and approving the compensation of our chief executive officer, other executive officers and senior management;
•	reviewing and approving the compensation paid to our non-employee directors;
•	reviewing and approving the compensation arrangements with our executive officers and other senior management;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•	reviewing, evaluating and recommending to our Board of Directors succession plans for our executive officers; and
•
reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation strategy, including base salary, incentive compensation and equity-based grants, to assure that it promotes stockholder interests and supports our strategic and tactical objectives, and that it provides for appropriate rewards and incentives for our management and employees.

Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets on a regular schedule several times per year. The agenda for each meeting is usually developed in coordination with the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the Chief Legal Officer, the Chief People Officer and, as applicable, outside compensation consultants. From time to time, various members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.
The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance assessment. The charter of the Compensation Committee grants our Compensation Committee full access to all of our books, records, facilities, and personnel. In addition, under its charter, our Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our Compensation Committee considers necessary or appropriate in the performance of its duties.
Generally, our Compensation Committee’s process comprises two related elements: the determination of compensation levels for the current year and the consideration of performance assessments. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to our Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the full Board of Directors. Our Compensation Committee determines any adjustments to her compensation as well as awards to be granted based on the performance evaluation conducted by the Board of Directors. Our Compensation Committee periodically reviews and approves the form and amount of cash-based and equity-based compensation to be paid or awarded to our non-employee directors. For all executives and non-employee directors as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives and non-employee directors in various hypothetical scenarios, executive and non-employee director stock ownership information, company stock performance data, analyses of historical executive or non-employee director compensation levels and current company-wide compensation levels and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and non-employee director compensation paid at other comparable life sciences companies identified by the consultant, including to understand the demand and competitiveness for attracting and retaining an individual with each of the executive’s or non-employee director’s specific expertise and experience.
Our Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Compensation Committee. In particular, our Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to our Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
During the past fiscal year, after taking into consideration the factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged the services of Aon Consulting, Inc., through its Aon Human Capital Solutions subdivision (“Aon”), as its compensation consultant. The Compensation Committee requested that Aon:
•	evaluate our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;
•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and
•	ensure our compensation strategy adheres to best in market governance practices.
As part of its engagement, Aon was requested by our Compensation Committee to develop a comparative peer group of companies and to perform analyses of competitive performance and compensation levels for that peer group. Aon then conducted a review and analysis of our executive and director compensation compared with current market practices and the peer group of companies, to be used for setting 2022 executive and director compensation levels. Aon’s review, which consisted of an analysis of our compensation practices against prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) and severance benefits of our executive officers and was based on an assessment of market trends through analysis of available public information in addition to proprietary data provided by Aon. Following an active dialogue with Aon and management and resulting modifications, the Compensation Committee approved the recommendations.
Historically, our Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards at one or more meetings held during the first quarter of the year. However, our Compensation Committee may also consider matters related to individual compensation, and does review and opine on compensation recommendations for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consisted of Ms. Friedman and Messrs. Nelsen and Rieflin for the year ended December 31, 2022. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. During 2022, no member of our Compensation Committee or any of our executive officers has or had a relationship that would constitute an interlocking relationship, as defined under applicable SEC rules, with executive officers or directors of another entity.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consisted of Drs. Brawley and Seely and Mr. Bishop for the year ended December 31, 2022. The Chair of our Nominating and Corporate Governance Committee is Dr. Brawley. Upon the appointment of Dr. Seely as our President and Chief Executive Officer in December 2022, Dr. Seely resigned from our Nominating and Corporate Governance Committee. In January 2023, at the recommendation of the committee, the Board of Directors appointed Dr. Nabel to replace Dr. Seely as a member.

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq Listing Rules, a non-employee director and free from any relationship that would interfere with the exercise of his or her independent judgment. The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 31, 2022. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at https://ir.lyell.com.
Specific responsibilities of our Nominating and Corporate Governance Committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;
•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•	instituting plans or programs for the continuing education of our Board of Directors and orientation of new directors;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters;
•
periodic review with management the company’s programs, policies and risks related to social responsibility, environmental, sustainability and governance (ESG) matters and the steps the company has taken to monitor or mitigate such exposures;

•	periodic review with our Chief Executive Officer the plans for succession to the offices of our Chief Executive Officer and other key executive officers; and
•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors and management, and review of the committee charters.

Board Membership Criteria
The Board of Directors considers director nominee recommendations from our Nominating and Corporate Governance Committee. Director candidates should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board also considers factors such as: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to our affairs; (iii) demonstrating excellence in his or her field, (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly-held company; (vi) having a diverse personal background, perspective, and experience; (vii) requirements of applicable law, regulations and Nasdaq; and (viii) having the commitment to rigorously represent the long-term interests of our stockholders. The Board of Directors reviews candidates for director nomination in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Board of Directors considers various factors, including, but not limited to, those factors listed in more detail in the section titled “Board Diversity” below.
In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq Listing Rules, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee would then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The function of the professional search firm would be to identify potential candidates, including those with diverse attributes as further discussed in the section titled “Board Diversity” below, facilitate meetings with the candidates, conduct diligence regarding the candidate and confirm such candidate’s background. After identifying the potential candidates, our Nominating and Corporate Governance Committee, or the third-party search firm, if used, would then conduct any appropriate and necessary inquiries into the backgrounds and qualifications of such possible candidates after considering the function and needs of the Board of Directors. Our Nominating and Corporate Governance Committee would then meet to discuss and consider the candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 201 Haskins Way, South San Francisco, CA 94080, Attn: Corporate Secretary, in accordance with the timeline outlined in the section entitled “When are stockholder proposals due for next year’s annual meeting?” under the heading “Questions and Answers About These Proxy Materials and Voting.” Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Diversity
We are committed to the values of diversity, belonging, inclusion and equity. In considering potential board candidates, our Board of Directors believes it is important to take into consideration the full breadth of diversity, including personal factors such as race, ethnicity, sexual orientation, gender identity, gender expression, age, education and cultural background, as well as professional characteristics, such as a director’s industry and area of experience. In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board of Directors, including veterans of the U.S. military. We are proud to report that two of our current directors are also military veterans. Our Corporate Governance Guidelines also provide that when a third-party search firm is engaged and requested to furnish an initial list of possible candidates, such firm will be requested to include in such list persons who self-identify as female, underrepresented communities and/or as LGBTQ+ who also meet the applicable business and search criteria.

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors.
Board Diversity Matrix (As of March 31, 2023)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Our Nominating and Corporate Governance Committee assesses the effectiveness of its diversity initiatives through its periodic evaluation of the composition of our full Board of Directors.
Stockholder Engagement and Communications with the Board Of Directors
We consider our relationships with our stockholders to be a high priority. We recognize that stockholders can have a wide range of interests and views on our practices, objectives and operations. To ensure that our Board of Directors and management have an opportunity to listen to and understand the varying perspectives of our stockholders, members of the management team engage in ongoing dialogues with stockholders through our proactive investor relations program. In 2022, members of management regularly contacted our stockholders and had constructive conversations with and sought feedback from stockholders. Topics discussed included, among other things, business strategy, management, development programs, manufacturing capabilities, research and scientific data we have presented and other issues related to corporate social responsibility. As a result of these discussions, our management and, through updates from management, our Board of Directors gained useful understanding and insight into the views of these stockholders. Additionally, as a result of these conversations, we update our investor presentations to provide relevant and useful information to stockholders.
Our Board of Directors has adopted a formal process by which stockholders may communicate with our Board of Directors. Stockholders who wish to communicate with our Board of Directors or any individual director may do so by sending a written communication addressed to the Board of Directors or such director at the following address:
Lyell Immunopharma, Inc.
201 Haskins Way
South San Francisco, CA 94080
Attn: Corporate Secretary
The Corporate Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate.

Non-Employee Director Compensation
The following table shows for the fiscal year ended December 31, 2022 certain information with respect to the compensation of all of our non-employee directors:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Hans Bishop	55,000	249,223	304,223
Otis Brawley, M.D.	64,368	249,223	313,591
Catherine Friedman	99,500	249,223	348,723
Richard Klausner, M.D.	80,000	249,223	329,223
Elizabeth Nabel, M.D.	59,649	249,223	308,872
Robert Nelsen	56,000	249,223	305,223
William Rieflin	71,256	249,223	320,479
Lynn Seely, M.D.(4)	55,000	249,223	304,223
(1)
All of the option awards were granted under our 2021 Equity Incentive Plan. The amounts shown represent the grant date fair values of option awards granted in 2022 as computed in accordance with FASB ASC Topic 718. See Note 12, Stock-based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in the calculation.

(2)
As of December 31, 2022, Mr. Bishop held options to purchase an aggregate of 89,230 shares of our common stock; Dr. Brawley held options to purchase an aggregate of 465,000 shares of our common stock; Ms. Friedman held options to purchase an aggregate of 715,000 shares of our common stock; Dr. Klausner held options to purchase an aggregate of 8,104,148 shares of our common stock; Dr. Nabel held options to purchase an aggregate of 465,000 shares of our common stock; Mr. Nelsen held an option to purchase an aggregate of 65,000 shares of our common stock; Mr. Rieflin held options to purchase an aggregate of 465,000 shares of our common stock. Dr. Seely held options to purchase an aggregate of 7,965,000 shares of our common stock, of which options to purchase 465,000 shares of our common stock were granted to her in her capacity as a member of our Board of Directors (an option to purchase 7,500,000 shares of our common stock was granted to Dr. Seely in connection with her commencing employment with us as our Chief Executive Officer and is reported separately in the Outstanding Equity Award at Fiscal Year End table above). No other options were held by non-employee directors as of December 31, 2022.

(3)
The amount shown corresponds to the annual grant to each of our directors of an option to purchase 65,000 shares of our common stock on June 8, 2022 pursuant to the Non-Employee Director Compensation Policy, discussed below.

(4)
The amounts shown reflect non-employee director compensation received by Dr. Seely prior to her commencement of employment as our President and Chief Executive Officer in December 2022. For information regarding her compensation as our President and Chief Executive Officer, see the section titled “Executive Compensation.”

Ms. Homans also served on our Board of Directors during the 2022 until her departure as Chief Executive Officer on December 15, 2022, but did not receive any additional compensation for her service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Ms. Homans.
We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.
Our Board of Directors adopted our Non-Employee Director Compensation Policy for our non-employee directors, as amended and restated in April 2021 and April 2022. The Non-Employee Director Compensation Policy provides that our non-employee directors receive the following compensation for service on our Board of Directors:
•	an annual cash retainer of $50,000 for all non-employee directors other than the lead director/Chair of our Board of Directors;
•	an annual cash retainer of $80,000 for lead director/the Chair of our Board of Directors;
•
an additional annual cash retainer of $15,000, $12,000, and $10,000 for service as Chair of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•
an additional annual cash retainer of $7,500, $6,000 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (other than for as the chair for any such committee);

•
an appointment option grant, upon the date of a new non-employee director’s initial election or appointment, to purchase 130,000 shares of our common stock, vesting in 36 equal monthly installments measured from the date the non-employee director is first elected or appointed to our Board of Directors, subject to the non-employee director’s continued service on each applicable vesting date; and

•
an annual option grant, upon the date of each of our annual meeting of stockholders, to purchase 65,000 shares of our common stock, all of which shares vest on the earlier of (a) the date of the next annual meeting (or the date immediately prior to such date if the non-employee director’s service as a director ends at such annual meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (b) the first anniversary of the date of grant, in each case subject to the non-employee director’s continued service on each applicable vesting date.

The April 2022 amendments to the Non-Employee Director Compensation Policy (i) increased the size of the appointment option grant from an option to purchase 100,000 shares of our common stock to an option to purchase 130,000 shares of our common stock and (ii) increased the size of the annual grant from an option to purchase 50,000 shares of our common stock to an option to purchase 65,000 shares of our common stock.
Prior to our initial public offering, the appointment option grants were granted under our 2018 Equity Incentive Plan (the “2018 Plan”). Following our initial public offering, each appointment option grant and annual option grant is granted under our 2021 Equity Incentive Plan (the “2021 Plan”). In the event of our Change in Control (as defined in the 2021 Plan), each non-employee director’s then-outstanding equity awards will become fully vested immediately prior to the closing of the Change in Control, provided that he or she remains in continuous service until immediately prior to the date of such Change in Control.
Code of Ethics
Our Code of Business Conduct and Ethics applies to all of our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics may be viewed at the investors relations portion of our website at https://ir.lyell.com, in the section entitled “Governance Highlights” under “Corporate Governance.” We intend to satisfy the disclosure requirements under Item 5.05 of the SEC Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the website address and location specified above.
Corporate Governance Guidelines
In April 2021, our Board of Directors adopted the Corporate Governance Guidelines, as amended and restated most recently in December 2022, to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board of Directors and committee self-assessments. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed at the investor relations section of our website at http://ir.lyell.com.

Prohibitions on Hedging, Pledging and Short-Term Speculative Transactions
Our Insider Trading Policy, adopted in April 2021 and amended and restated most recently in December 2022, prohibits our employees, including our executive officers, and members of our Board of Directors and designated consultants from:
•
purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts, and exchange funds;

•	purchasing our common stock on margin or holding it in a margin account at any time;
•	pledging our common stock as collateral for a personal loan; or
•
engaging in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to our common stock.

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our principal independent registered public accounting firm for the fiscal year ending December 31, 2023. As a matter of good corporate governance, our Audit Committee has decided to submit its appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In the event stockholders do not ratify the appointment, our Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The affirmative vote of the holders of a majority of voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting, and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this proposal, will be required to ratify the appointment of Ernst & Young LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2022 and December 31, 2021 by Ernst & Young LLP, our principal accountant.
	Fiscal Year Ended
	2022	2021
	(in thousands)
Audit Fees	$2,159	$2,109
Audit-related Fees	—	—
Tax Fees	30	27
All Other Fees	—	—
Total Fees	$2,189	$2,136
Audit Fees. Audit Fees include billed and unbilled fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, our registration statements on Form S-3 and Form S-8 and, for fiscal 2021, our registration statement on Form S-1, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q, other professional services related to our SEC filings, including for fiscal 2021, our initial public offering, and various accounting consultations. This category also includes fees for comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” We did not incur any such fees in fiscal years 2022 and 2021.
Tax Fees. Tax fees included tax compliance, tax advice and tax planning fees.
All Other Fees. All other fees include any fees billed that are not audit, audit related, or tax fees.
All fees described above were pre-approved by the Audit Committee or the Board of Directors, prior to the creation of the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee charter generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to the Chair of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
Our Board Of Directors Recommends
A Vote In Favor Of Proposal 2

Proposal 3

Advisory Vote To Approve the Compensation of Our Named Executive Officers
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, our Board of Directors and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this proposal.
Our Board Of Directors Recommends
A Vote In Favor Of Proposal 3

Proposal 4

Advisory Vote on the Preferred Frequency of
Stockholder Advisory Votes To Approve the Compensation of Our Named Executive Officers
The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in our Proxy Statement. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, our Board of Directors recommends that the stockholders select a frequency of one year.
After considering the benefits and consequences of each alternative, our Board of Directors believes that an annual advisory vote to approve the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation programs are designed to promote the creation of stockholder value over the long term, our Board of Directors believes that an annual advisory vote to approve executive compensation provides us with more direct and immediate feedback on our compensation disclosures and investor views about our executive compensation philosophy, policies, and practices. We also believe that an annual advisory vote to approve executive compensation is consistent with our practice of seeking input and engaging with our stockholders to further understand their perspectives.
While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote to approve our named executive officers compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting (excluding abstentions and broker non-votes) will be deemed to be the frequency preferred by the stockholders. In the event that no option receives a majority of the votes, we will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.
Our Board of Directors and our Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board of Directors will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on our Board of Directors or on us, our Board of Directors may decide that it is in the best interests of our stockholders that we hold an advisory vote to approve the compensation of our named executive officers more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board of Directors.
Our Board Of Directors Recommends
A Vote In Favor Of “One Year” on Proposal 4

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers and certain members of our management as of March 31, 2023.
Name	Age	Principal Occupation/ Position Held With the Company
Executive Officers
Lynn Seely, M.D.	64	President, Chief Executive Officer and Director
Charles Newton	52	Chief Financial Officer
Stephen Hill	52	Chief Operating Officer
Rahsaan W. Thompson	52	Chief Legal Officer
Gary Lee, Ph.D.	46	Chief Scientific Officer
Tina Albertson, M.D., Ph.D.	50	Chief Medical Officer and Head of Development
Management
Richard Goold, Ph.D.	63	Chief Information Officer
Lisa Ryan	56	Chief People Officer
Executive Officers
Lynn Seely, M.D. Biographical information regarding Dr. Seely is set forth under the “Continuing Directors” section in this Proxy Statement.
Charles Newton has served as our Chief Financial Officer since February 2021. From November 2015 to February 2021, he served as Managing Director & Co-Head of Healthcare Investment Banking in the Americas at Bank of America. From September 2010 to November 2015, Mr. Newton served as Managing Director at Credit Suisse where his last position was Co-Head of Healthcare Investment Banking in the Americas. From June 1996 to September 2010, he served in the investment banking division at Morgan Stanley where his last position was Managing Director and Head of Western Region Healthcare Investment Banking. He currently serves as a member of the board of directors of Coherus BioSciences, a publicly traded company. Mr. Newton received an M.B.A. from The Tuck School at Dartmouth College and a B.S. in Finance from Miami University.
Stephen Hill has served as our Chief Operating Officer since November 2021. He joined Lyell in June 2019 as our Chief Technical Operations Officer. From June 2018 to June 2019, he was Senior Vice-President, Head of Global Biologics Operations and from March 2016 to June 2018 as Vice-President, Site Head at AstraZeneca, a publicly-traded company. From December 2012 through February 2016, Mr. Hill served in multiple positions at Amgen, including as Vice President, Bulk Manufacturing, Executive Director, Plant Manager and Executive Director, Manufacturing Technologies. Mr. Hill received an M.B.A. and a B.S. in Microbiology and B.A. in Political Science from the University of Washington.
Rahsaan W. Thompson has served as our Chief Legal Officer since September 2022. From April 2020 to September 2022, Mr. Thompson served as the Executive Vice President and General Counsel at Gritstone bio, Inc., a publicly-traded biotechnology company. From August 2019 to March 2020, Mr. Thompson was the General Counsel for Opiant Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. From June 2011 to August 2019, he served in multiple positions of increasing responsibility at Actelion Pharmaceuticals, Inc. (acquired by Janssen), including as the Vice President of Law with responsibility for leading the Actelion Law Department in South San Francisco, California. Before joining Actelion, Mr. Thompson worked for the law firm of Quarles & Brady in Chicago, Illinois, was Associate General Counsel at Abraxis Bioscience, before its acquisition by Celgene, and corporate counsel at McKesson Corporation. Mr. Thompson began his career as an Assistant District Attorney in the Philadelphia District Attorney’s office. Mr. Thompson obtained his bachelor’s degree from Southern Methodist University and his law degree from Hofstra University.
Gary Lee, Ph.D., has served as our Chief Scientific Officer since January 2022. Dr. Lee is a veteran biotech executive with over a decade of experience leading cell and gene therapy programs for human applications. From October 2018 to January 2022, Dr. Lee was the Chief Scientific Officer at Senti Bio. From August 2005 to October 2018, Dr. Lee held positions of increasing scientific and leadership responsibility at Sangamo Therapeutics, including last as the Vice President of Cell Therapy. Dr. Lee earned his Ph.D. in Chemical Engineering from the University of California, Berkeley, and his B.S. in Chemical Engineering from the California Institute of Technology.

Tina Albertson, M.D., Ph.D., has served as our Chief Medical Officer and Head of Development since July 2020. From January 2015 to April 2020, Dr. Albertson was Vice President of Global Drug Development at Juno Therapeutics, a Bristol-Myers Squibb company. From October 2010 to January 2015, Dr. Albertson served as Medical Director at Seagen, a publicly-traded biotechnology company. Dr. Albertson also completed a pediatric oncology fellowship at University of Washington. Dr. Albertson received a Ph.D. in Cancer Biology from University of Washington, an M.D. from Stanford University, and a B.S. in Biology from University of Oregon.
Management
Richard Goold, Ph.D., has served as our Chief Information Officer since April 2019. From January 2019 to April 2019, he served as our Senior Vice President of Information Sciences. From January 2010 to December 2018, Dr. Goold served as Chief Executive Officer of Station X, a human genome data analytics company that he founded and that was acquired by Roche. From November 2002 to April 2004, Dr. Goold was the Chief Genomics Officer at Incyte Corporation. From February 2000 to October 2002, Dr. Goold was Chief Executive Officer of Prospect Genomics, a computational genomics company that he founded and that was acquired by Structural GenomiX. Dr. Goold was also a founding scientist and Project Lead at the UCSF/Stanford Human Genome Center. Dr. Goold received a Ph.D. in Medical Biochemistry from the University of Cape Town, and a M.Pharm. in Pharmacology and a B.Pharm. from Rhodes University.
Lisa Ryan has served as our Chief People Officer since December 2020. From December 2018 to December 2020, she served as our Vice President of People. From November 2008 through December 2018, Ms. Ryan served in multiple positions at Genentech, including Global Human Resources Director, Product Development, Clinical Operations, Director, Human Resources for Biologics, Associate Director, Human Resources, SSF Production and DS/DP Quality, Group Product Manager, Business Operations – Virology and Specialty Care and Senior Human Resources Business Partner, US Commercial. From July 2004 to January 2008, Ms. Ryan served as Vice President/Group Director of Talent Operations at Digitas, a digital and direct advertising agency that is part of the Publicis group. Ms. Ryan received an MBA from Suffolk University and a B.A. in Psychology from Boston College.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2023 by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors or director nominees; (iii) each of our named executive officers set forth in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group.
Applicable percentage ownership of our common stock is based on 249,609,247 shares of our common stock outstanding as of March 31, 2023, adjusted as required by rules promulgated by the SEC. We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of March 31, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080.
	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Holders:
Entities affiliated with ARCH Venture Partners(1)	36,412,716	14.6%
Glaxo Group Limited(2)	30,253,189	12.1%
Milky Way Investments Group Limited(3)	20,162,332	8.1%
Gemini Investments, L.P.(4)	15,093,969	6.0%
The Vanguard Group(5)	12,591,230	5.0%
Directors and Named Executive Officers:
Lynn Seely, M.D.(6)	400,000	*
Charles Newton(7)	2,545,066	1.0%
Stephen Hill(8)	1,215,650	*
Rahsaan W. Thompson	—	—
Gary Lee, Ph.D.(9)	254,702	*
Elizabeth Homans(10)	8,016,228	3.1%
Richard D. Klausner, M.D.(11)	11,874,007	4.6%
Hans Bishop(12)	4,709,844	1.9%
Otis Brawley, M.D.(13)	400,000	*
Catherine Friedman(14)	986,370	*
Elizabeth Nabel, M.D.(15)	400,000	*
Robert Nelsen(16)	36,412,716	14.6%
William Rieflin(17)	400,000	*
All current directors and executive officers as a group (13 persons)(18)	60,385,738	24.0%
*	Represents beneficial ownership of less than 1%.
(1)
Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by ARCH Venture Fund IX, L.P. (“AVF IX”); ARCH Venture Partners IX, L.P. (“AVP IX LP”); ARCH Venture Partners IX, LLC (“AVP IX LLC”); ARCH Venture Fund IX Overage, L.P. (“AVF IX Overage”); ARCH Venture Partners IX Overage, L.P. (“AVF IX Overage GP”) (collectively, the “Reporting Entities”); and Keith Crandell, Robert Nelsen and Clinton Bybee (collectively, the “AVP IX Managing Directors” and individually, each an “AVP IX Managing Director”). The Reporting Entities and the AVP IX Managing Directors collectively are referred to as the “Reporting Persons.” AVF IX is the record owner of 18,206,358 shares of common stock (the “AVF IX Shares”) as of December 31, 2021. AVP IX LP, as the sole general partner of ARCH Venture Fund IX, may be deemed to beneficially own the AVF IX Shares. AVF IX Overage is the record owner of 18,206,358 shares of common stock (the “AVF IX Overage Shares”; combined with AVF IX Shares, the “Record Shares”) as of December 31, 2021. AVF IX Overage GP, as the sole general partner of AVF IX Overage, may be deemed to beneficially own the AVF IX Overage Shares. AVP IX LLC, as the sole general partner of AVP IX LP and AVF IX Overage LP, may be deemed to beneficially own the Record Shares. As managing directors of AVP IX LLC, each AVP IX Managing Director may also be deemed to share the power to direct the disposition and vote of the Record Shares. Each Reporting Person disclaims beneficial ownership of the Record Shares except for the shares, if any, such Reporting Person holds of record. The Schedule 13G filed by the Reporting Persons provides information as of

December 31, 2021 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 31, 2021 and March 31, 2023. The mailing address of the Reporting Persons is 8755 W. Higgins Avenue, Suite 1025, Chicago, IL 60631.
(2)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 10, 2022 by GlaxoSmithKline plc (“GSK”). Represents 30,253,189 shares of common stock, of which GSK has sole voting and dispositive power through its indirect wholly-owned subsidiary, Glaxo Group Limited (“GGL”). The Schedule 13G filed by GSK provides information as of December 31, 2021 and, consequently, the beneficial ownership of GSK may have changed between December 31, 2021 and March 31, 2023. The mailing address of each of GSK and GGL is 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

(3)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Milky Way Investments Group Limited (“Milky Way”) and MWG Management Limited. Milky Way is controlled by MWG Management Limited, its corporate director. The Schedule 13G filed by the reporting entities provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting entities may have changed between December 31, 2021 and March 31, 2023. The mailing address of Milky Way is c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(4)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Gemini Investments, L.P. (“Gemini Investments”), Gemini GP Limited (“Gemini GP”), Orland Properties Limited (“Orland Properties”) and Newton (PTC) Limited (“Newton”). Gemini GP is the general partner of Gemini Investments, and as such, may be deemed to beneficially own the shares held directly by Gemini Investments. Orland Properties wholly owns Gemini GP, and as such, may be deemed to beneficially own the shares beneficially owned by Gemini GP. Newton wholly owns Orland Properties, and as such, may be deemed to beneficially own the shares beneficially owned by Orland Properties. The Schedule 13G filed by the reporting entities provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting entities may have changed between December 31, 2021 and March 31, 2023. The mailing address of Gemini Investments is c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

(5)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group 23-1945930 (“Vanguard”). Represents 12,591,230 shares of common stock, of which Vanguard had sole dispositive power for 12,466,797 shares, shared voting power for 87,634 shares, shared dispositive power for 144,433 shares and no sole voting power. Vanguard reports that its clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein, and no one other person’s interest in the securities reported therein is more than 5%. The Schedule 13G filed by Vanguard provides information as of December 31, 2022 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2022 and March 31, 2023. The mailing address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Dr. Seely that are exercisable within 60 days of March 31, 2023.
(7)	Consists of 2,941 shares of common stock and 2,542,125 shares of common stock issuable upon exercise of stock options held by Mr. Newton that are exercisable within 60 days of March 31, 2023.
(8)	Consists of 2,941 shares of common stock and 1,212,709 shares of common stock issuable upon exercise of stock options held by Mr. Hill that are exercisable within 60 days of March 31, 2023.
(9)	Consists of 4,702 shares of common stock and 250,000 shares of common stock issuable upon exercise of stock options held by Dr. Lee that are exercisable within 60 days of March 31, 2023.
(10)
On December 15, 2022, Ms. Homans transitioned from our Chief Executive Officer and a member of our Board of Directors to a non-employee consultant of the Company for a transition period scheduled to end on June 15, 2024. Consists of 8,016,228 shares of common stock issuable upon exercise of stock options held by Ms. Homans that are exercisable within 60 days of March 31, 2023.

(11)
Consists of (i) 3,956,734 shares of common stock, of which 2,967,834 shares are held by Dr. Klausner, and 250,000 shares are held by each of The Ariella Klausner Delaware Trust, The Isaac Klausner Delaware Trust, and The Olivia Klausner Delaware Trust and 238,900 shares are held by The Eli Klausner Delaware Trust (collectively, the “Klausner Trusts”); and (ii) 7,917,273 shares of common stock issuable upon exercise of stock options held by Dr. Klausner that are exercisable within 60 days of March 31, 2023. Dr. Klausner is a trustee of the Klausner Trusts and therefore may be deemed to share the power to direct the disposition and vote of the shares held by the trusts. Dr. Klausner disclaims beneficial ownership of all shares held by the Klausner Trusts, except to any pecuniary interest therein, if any.

(12)
Consists of (i) 4,685,614 shares of common stock and (ii) 24,230 shares of common stock issuable upon exercise of stock options held by Mr. Bishop that are exercisable within 60 days of March 31, 2023.

(13)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Dr. Brawley that are exercisable within 60 days of March 31, 2023.
(14)
Consists of (i) 650,000 shares of common stock issuable upon exercise of stock options held by Ms. Friedman that are exercisable within 60 days of March 31, 2022, (ii) 100,000 shares of common stock held by The Duane Irrevocable Trust 2020 (“Duane Trust”) and (iii) 236,370 shares of common stock held by the Duane Family Trust (“Duane Family Trust”). Ms. Friedman is a trustee of the Duane Trust and the Duane Family Trust and therefore may be deemed to share the power to direct the disposition and vote of the shares held by the Duane Trust and/or the Duane Family Trust. Ms. Friedman disclaims beneficial ownership of all shares held by the Duane Trust and the Duane Family Trust, except to any pecuniary interest therein.

(15)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Dr. Nabel that are exercisable within 60 days of March 31, 2023.
(16)
Mr. Nelsen is an AVP IX Managing Director and may be deemed to beneficially own the shares held by AVF IX and AVF IX Overage as discussed in footnote (1). Mr. Nelsen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

(17)	Consists of 400,000 shares of common stock issuable upon exercise of stock options held by Mr. Rieflin that are exercisable within 60 days of March 31, 2023.
(18)
Consists of (i) 45,406,067 shares of common stock held by our current directors and executive officers as a group and (ii) 14,979,671 shares of common stock issuable upon exercise of stock options held by our current directors and executive officers that are exercisable within 60 days of March 31, 2023.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
We became a public company in June 2021, and we ceased to be an emerging growth company as of December 31, 2022. This Proxy Statement, therefore, includes detail regarding executive compensation that would not have been required had we been an emerging growth company, including (i) this Compensation Discussion and Analysis, (ii) additional compensation tables titled “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested” and “Potential Payments upon Termination or Change in Control” and (iii) advisory votes to approve the compensation of our named executive officers and the preferred frequency of advisory votes to approve the compensation of our named executive officers, which are included as Proposals 3 and 4 in this Proxy Statement.
This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2022 for (a) the individuals who served as our principal executive officer, principal financial officer and three other most highly compensated executive officers as of December 31, 2022 and (b) Elizabeth Homans, who ceased serving as our Chief Executive Officer on December 15, 2022 (collectively, our “named executive officers”).
Our named executive officers for the fiscal year ended December 31, 2022 are the following individuals:
Name	Position(s)
Lynn Seely, M.D.	President, Chief Executive Officer and Director
Charles Newton	Chief Financial Officer
Stephen Hill	Chief Operating Officer
Gary Lee, Ph.D.	Chief Scientific Officer
Rahsaan W. Thompson	Chief Legal Officer
Elizabeth Homans	Former Chief Executive Officer and Director*
*
On December 15, 2022, Ms. Homans transitioned from our Chief Executive Officer and a member of our Board of Directors to a non-employee consultant of the Company for a transition period scheduled to end on June 15, 2024.

2022 Performance Highlights
We are a clinical-stage cell therapy company advancing a pipeline of product candidates for patients with solid tumors utilizing our proprietary ex vivo genetic and epigenetic T–cell reprogramming technologies: c-Jun overexpression, NR4A3 knockout, Epi–RTM and Stim–RTM, which can be applied in a target agnostic manner to multiple T–cell modalities, including chimeric antigen receptor (“CAR”), tumor-infiltrating lymphocytes (“TIL”) and T–cell receptor (“TCR”) therapies. Our executive compensation programs are designed to align with performance.
Highlights of our performance in 2022 include:
We made significant advances in our clinical pipeline of cell therapy product candidates:
•
LYL797, our CAR T-cell product candidate targeting the receptor tyrosine kinase-like orphan receptor 1 (“ROR1”) protein, is genetically reprogrammed using c-Jun and epigenetically reprogrammed using our proprietary Epi-R manufacturing protocol, designed for differentiated potency and durability. We initiated a Phase 1 clinical trial of LYL797 that is ongoing. Initial clinical data from the Phase 1 trial of LYL797 are expected in the first half of 2024. We presented nonclinical data characterizing LYL797 and demonstrating that our c-Jun overexpression and Epi-R reprogramming technologies can overcome barriers of T-cell exhaustion and lack of durable stemness in engineered T cells using a set of in vitro and in vivo models, including an aggressive syngeneic mouse tumor model and a xenograft lung cancer model. We presented nonclinical data demonstrating LYL797 showed improved expansion and anti-tumor activity and prolonged survival compared to conventional ROR1 CAR T cells in an established human ROR1-positive H1975 mouse xenograft model.

•
LYL845, our novel epigenetically reprogrammed TIL product candidate, is designed for differentiated potency and durability. We announced clearance of the Investigational New Drug (IND) application for LYL845 in October 2022 and initiated a Phase 1 clinical trial that is ongoing. Initial clinical data from the Phase 1 trial of LYL845 are expected in 2024. We presented nonclinical data demonstrating the ability of

Lyell’s Epi-R technology to successfully expand TIL in both hot and cold tumors and to retain qualities linked with anti-tumor functionality and improved outcomes in previous TIL clinical trials. These qualities present in our Epi-R TIL include a greater proportion of CD8+ T cells, enrichment for T cells with stem-like profiles, better metabolic fitness and preserved polyclonality compared to control TIL preparations. We presented bioinformatic analyses demonstrating that LYL845 expanded at clinical scale using Epi-R technology remained highly polyclonal and preserved approximately 94% of the predicted tumor reactive clones. Further, the preserved predicted tumor reactive clones in LYL845 have increased stemness and reduced exhaustion–associated genes compared to TIL products derived from the standard process.
We made significant advances in our research, reprogramming and manufacturing technologies:
•
LyFE is our Current Good Manufacturing Practices qualified manufacturing center that meets U.S. Food and Drug Administration and European Union standards with capabilities including CAR T, TIL, TCR T and GMP vector production. In addition to supporting our Phase 1 clinical trials that were initiated during the year, we advanced Stim-R, our proprietary manufacturing technology that enables precise control and optimized delivery of activation molecules during T-cell production. We presented nonclinical data demonstrating that Stim-R technology generates potent CAR T-cell product candidates with increased cell proliferation and persistence, as well as improved tumor control in vivo.

•
LYL119, our innovative ROR1 CAR T-cell product, incorporates four of our stackable reprogramming technologies, including two novel technologies – a genetic knockout of NR4A3 and Stim-R that are complementary to c-Jun and Epi-R. These four technologies are designed to work together to further improve the anti-tumor potency and durability of T-cells. An IND for LYL119 is expected to be submitted in the first half of 2024. We presented nonclinical data demonstrating that the combination of two genetic reprogramming technologies, NR4A3 gene knockout and c-Jun overexpression, enhances the functional activity of ROR1 CAR T cells as shown by higher levels of cytokine production, increased CAR T-cell persistence and reduced surface expression of inhibitory receptors after repetitive antigen stimulation, as well as significant improvement in tumor control in vivo.

•
T-cell rejuvenation is the method we are developing to maintain T-cell identity while reducing the epigenetic age of the cells. We presented preclinical data demonstrating the application of our rejuvenation technology yielded improvements in antitumor properties of engineered adoptive T-cell products as compared to non-rejuvenated T-cell controls. This technology is currently in the research stage.

We carefully managed our people and financial resources.
•
As of December 31, 2022, we had 274 employees, over 75% of whom were engaged in research and development activities, technical operations and process sciences. Since inception, our employee turnover has remained consistently below average for the U.S. life sciences industry generally, as well as for life sciences companies located in Northern California and the Pacific Northwest.

•
During the fiscal year, we carefully managed our capital. While progressing our research and development programs described above, through diligent expense management we ended the fiscal year with cash, cash equivalents and marketable securities of $710.3 million. We believe our funding is sufficient to meet our working capital and capital expenditure needs into 2026. This provides a strong financial foundation for continuing to advance our pipeline through key milestones.

Executive Summary
Features of Our Executive Compensation Program
The important features of our executive compensation program include the following:
What We Do	What We Do Not Do
☒ Independent Directors: Our Compensation Committee consists solely of independent members of our Board of Directors.

☒ Compensation Consultant: Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

☒ Bonus Tied to Performance: Our annual performance-based incentive bonus opportunities for all of our named executive officers are dependent on our achievement of annual corporate goals established each year.

☒ Long-Term Equity: Equity awards with multi-year vesting are an integral part of our executive compensation program and comprise the primary at-risk portion of our named executive officer compensation. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value of our stockholders and by encouraging our executive officers to remain in our long-term employ.

☒ No Single-Trigger Acceleration: We do not provide single-trigger vesting acceleration of equity awards upon a change in control.

☒ No Guaranteed Bonuses: We do not provide guaranteed minimum bonus amounts.

☒ No Perquisites: We generally do not provide to our executive officers perquisites or personal benefits.

☒ No Hedging: We prohibit hedging and pledging of Lyell stock.

☒ No Discounted Options/SARs or Option Repricing: We do not provide discounted stock options or stock appreciation rights, and we do not reprice underwater stock options.

☒ No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”

☒ No Service-Based Defined Benefit Pension Plan or Other Similar Benefits: We do not maintain a pension plan or provide other similar benefits.

Philosophy, Objectives and Elements of Executive Compensation
Philosophy
We operate in the highly competitive biotechnology and pharmaceutical industries, and we expect competition among companies in our industry to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented and highly qualified managerial, scientific and medical personnel, as well as those in manufacturing and general and administrative functions. Additionally, we conduct substantially all of our operations at our facilities in South San Francisco, California and Seattle and Bothell, Washington, and these regions are headquarters to many other biopharmaceutical companies and many academic and research institutions. As a result, we face intense competition for skilled personnel in these markets. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to manage and grow our business, facilitate the achievement of our strategic goals and create long-term value for our stockholders.

Objectives
We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salaries, annual cash bonuses and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our Compensation Committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.
In 2022, the Compensation Committee reviewed, and will continue to review, evaluate and modify, our executive compensation program to support the Company’s business strategies and align our compensation program with executive compensation best practices, market trends and the success of our business.
Elements of Executive Compensation
The Compensation Committee reviews on an ongoing basis our executive compensation and benefits programs to evaluate whether these programs support the Company’s compensation philosophy and objectives, as described herein, and serve the interests of our stockholders. Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based incentive bonuses and long-term incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.
Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)
Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Enables us to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year.

Generally, base salaries are reviewed annually and determined based on a number of factors (including individual performance and the overall performance of our Company) and by reference, in part, to market data provided by our independent compensation consultant.

Annual base salary increases are not guaranteed.

Performance-Based Bonus (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals that relate to our key business objectives.
Target bonus amounts are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market.

Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan. Actual bonus amounts earned are determined after the end of the year, taking into account corporate performance objectives.

Long-Term Incentive (at-risk equity)	Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.
Equity opportunities are generally reviewed annually and may be granted during the first half of the year and as appropriate during the year for new hires, promotions or other special circumstances, such as to encourage retention, or as a reward for significant achievement. For executives, equity opportunities are

Element of Compensation	Objectives	Key Features
Attracts highly qualified executives and encourages their continued employment over the long-term.
generally in the form of stock options, which are “at risk” because the realized value is dependent on our stock price.

Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.

We focus on providing a competitive compensation package to our executive officers that provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
Mix of Executive Compensation
We do not have any formal policies for allocating compensation among salary, performance-based bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and the Board
The Compensation Committee is appointed by the Board of Directors and has responsibilities related to the compensation of the Company’s directors, officers and employees and the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Compensation Committee.” Our Compensation Committee consists solely of independent members of the Board of Directors.
The Compensation Committee reviews all compensation paid to our executive officers, including our named executive officers. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations. While the Chief Executive Officer discusses her recommendations with the Compensation Committee, she does not participate in the deliberations concerning, or the determination of, her own compensation. The Compensation Committee discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.
The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance-based incentive bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has retained Aon as its compensation consultant. Aon developed a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2022. Aon also conducted market research and analysis to assist the Compensation Committee in developing executive compensation, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers. Aon also conducted a review of our director compensation policies and practices.
The Compensation Committee has analyzed whether the work of Aon as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines and the Nasdaq Listing Rules. Based on its analysis, our Compensation Committee determined that the work of Aon and the individual compensation advisors employed by Aon does not create any conflict of interest pursuant to the SEC rules and Nasdaq Listing Rules.
Use of Competitive Market Compensation Data
The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed Aon to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete.
In October 2021, Aon proposed, and the Compensation Committee approved, a group of public companies that are reasonably comparable to us in terms of industry and financial characteristics to provide management and the Compensation Committee with relevant compensation information to support compensation decision-making. In determining the peer group, Aon considered companies that were (i) U.S.-headquartered public biopharmaceutical companies in a biotech “hub” location with an emphasis on companies recently public; (ii) pre-clinical and early clinical-stage with a focus on oncology where possible; (iii) market cap generally between $1 billion to $10 billion; and (iv) fewer than 500 employees.
The peer group with respect to 2022 is as follows:
Allogene Therapeutics	ImmunityBio
Arcus Biosciences	Instil Bio
Arvinas	Intellia Therapeutics
Atara Biotherapeutics	Iovance Biotherapeutics
Beam Therapeutics	Mirati Therapeutics
Century Therapeutics	NGM Biopharmaceuticals
CRISPR Therapeutics	Relay Therapeutics
Editas Medicine	Sana Biotechnology
Fate Therapeutics	Turning Point Therapeutics
Generation Bio Co.	Zentalis Pharmaceuticals
IGM Biosciences
Using data compiled from the peer companies, or peer data, Aon completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2022. Aon prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance-based bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance-based bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the named executive officers. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed these market data reference points as a helpful reference point in making 2022 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:
•	company performance and existing business needs;
•	each named executive officer’s individual performance, scope of job function and the critical skill set of the named executive officer to the Company’s future performance;
•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•	a range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and
•	recommendations from consultants on compensation policy determinations for the executive officer group.
Consideration of Stockholder Advisory Vote (Say-on-Pay)
We will be conducting our first stockholder advisory vote regarding our executive compensation (“Say-on-Pay”) at the Annual Meeting. Accordingly, the Company was unable to consider the results of a Say-on-Pay vote in establishing compensation for our named executive officers for the fiscal year ended December 31, 2022.
2022 Executive Compensation Program
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers, and it is an important element of compensation intended to attract and retain highly talented individuals. In February 2022, the Compensation Committee reviewed the base salaries of our named executive officers (other than Dr. Seely, Dr. Lee and Mr. Thompson, all of whom joined us in 2022), taking into consideration the competitive market analysis prepared by Aon, its compensation consultant, and the recommendations of our former Chief Executive Officer, as well as the other factors described in the section above. Following this review, the Compensation Committee approved base salary increases for our named executive officers, including our former Chief Executive Officer, effective March 1, 2022, to bring their base salaries to levels that were more aligned to the range of those of similarly-situated executives at the companies in our peer group. The base salaries of Dr. Seely, Dr. Lee and Mr. Thompson were negotiated and approved in connection with their respective commencement of employment with us in 2022. The base salaries approved for our named executive officers for the fiscal year ended December 31, 2022 were as follows:
Named Executive Officer	2022 Base Salary ($)	2021 Base Salary ($)
Lynn Seely, M.D.(1)	650,000	—
Charles Newton(2)	499,200	480,000
Stephen Hill(3)	504,400	485,000
Gary Lee, Ph.D.(4)	480,000	—
Rahsaan W. Thompson(5)	460,000	—
Elizabeth Homans(6)	600,000	556,200
(1)	Dr. Seely’s 2022 base salary became effective on December 15, 2022, when she commenced employment with us as President and Chief Executive Officer.
(2)	Mr. Newton’s 2021 base salary became effective on February 9, 2021, when he commenced employment with us as Chief Financial Officer.
(3)	Mr. Hill’s 2021 base salary became effective on November 1, 2021, in connection with his promotion to Chief Operating Officer.
(4)	Dr. Lee’s 2022 base salary became effective on January 31, 2022, when he commenced employment with us as Chief Scientific Officer.
(5)	Mr. Thompson’s 2022 base salary became effective on September 28, 2022, when he commenced employment with us as Chief Legal Officer.
(6)	Ms. Homans departed as Chief Executive Officer on December 15, 2022.

Annual Performance Bonus – Non-Equity Incentive Plan Compensation
Our annual performance-based bonus plan is designed to provide employees with financial incentives for the achievement of pre-specified program-specific, pipeline, research and functional corporate goals. Each of our executive officers is eligible to earn an annual incentive bonus of up to a percentage of his or her annual base salary, with such percentages set forth in his or her respective offer of employment letter, as may be subsequently adjusted by our Board of Directors. Each goal is measured individually, and the percentage of goals achieved determines the bonus awarded, subject to the Compensation Committee’s discretion.
For 2022, the payment of bonus amounts was based on the following corporate goals approved by our Board of Directors in February 2022:
Corporate Goals		Weighting
•	Accelerate therapies to patients through clinical development of LYL845 and LYL797 and pipeline advancement of additional product candidates	60%
•	Advance innovative research, reprogramming and manufacturing technologies	30%
•	Manage our people and financial resources to support our long-range plans	10%
In February 2023, our Compensation Committee reviewed the company’s performance on these pre-determined corporate objectives and determined that all corporate objectives were met, with the exception of target enrollment in the Phase 1 clinical trial of LYL797. Therefore, the Compensation Committee approved a bonus pool for our named executive officers at 85% of their targeted bonuses.
The target bonus opportunity and amounts for the named executive officers, as well as the actual bonus amounts paid, are set forth below:
Named Executive Officer	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity ($)	Actual Bonus Earned
Lynn Seely, M.D.(1)	60%	—	—
Charles Newton	50%	249,600	212,160
Stephen Hill	55%	277,420	235,807
Gary Lee, Ph.D.(2)	50%	220,274	187,233
Rahsaan W. Thompson(3)	50%	59,864	50,884
Elizabeth Homans(4)	60%	360,000	N/A
(1)	Dr. Seely commenced employment with us on December 15, 2022 and, as such, was not eligible for an annual bonus payment based on 2022 corporate goals.
(2)	Dr. Lee’s target bonus opportunity and actual bonus amount earned were both pro-rated based on the number of days he was employed by us during 2022.
(3)	Mr. Thompson’s target bonus opportunity and actual bonus amount earned were both pro-rated based on the number of days he was employed by us during 2022.
(4)
On December 15, 2022, Ms. Homans transitioned from our Chief Executive Officer and a member of our Board of Directors to a non-employee consultant of the Company for a transition period scheduled to end on June 15, 2024. In connection with her termination of employment, Ms. Homans entered into the Separation, Transition and General Release Agreement with the Company on December 15, 2022 (the “Homans Separation Agreement”), pursuant to which Ms. Homans was paid $360,000, equal to 100% of her target bonus amount for 2022, as part of her severance benefits. See section titled “Employment Contracts and Change in Control Arrangements – Offer Letters – Elizabeth Homans” for a description of Ms. Homans’ severance benefits.

Equity Awards
We have historically granted equity compensation to our executive officers primarily in the form of stock options, and the Compensation Committee determined that our 2022 equity grants for the named executive officers would continue to be stock options. The Compensation Committee believes that stock options are a key tool in serving to align the interests of our executive officers and our stockholders: stock options are inherently performance-based and automatically link executive pay to stockholder return, as any value realized by the executive from an award of stock options is dependent upon, and directly proportionate to, appreciation in stock price. Executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder if the stock price is below the exercise price.

In March 2022, the Compensation Committee approved stock option grants to Mr. Newton, Mr. Hill and Ms. Homans as part of the Company’s 2022 equity grants, taking into consideration competitive market analysis prepared by Aon, and the recommendations of Ms. Homans (in her capacity as our former Chief Executive Officer) for such named executive officers other than herself, as well as the other factors described in the section above. In addition, the Compensation Committee approved initial option grants for Dr. Seely, Dr. Lee and Mr. Thompson in connection with their respective commencement of employment. The stock option grants made in 2022 to the named executive officers are set forth below:
Named Executive Officer	Stock Option Grant (# shares)
Lynn Seely, M.D.(1)(5)	7,500,000
Charles Newton(2)	500,000
Stephen Hill(2)	700,000
Gary Lee, Ph.D.(3)(5)	800,000
Rahsaan W. Thompson(4)(5)	715,000
Elizabeth Homans(5)(6)	1,479,500
(1)
Represents the initial stock option grant to Dr. Seely in connection with her commencement of employment with us as Chief Executive Officer in December 2022. The option vests as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date (which is December 15, 2022) and as to 1/48th of the shares initially underlying the option each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month) until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date. The share number excludes an option grant of 65,000 shares Dr. Seely received in June 2022 in connection with her service as a non-employee member of our Board of Directors.

(2)
Represents the 2022 equity grant made to the applicable named executive officer. The option vests as to 12.5% of the total number of shares subject to the option six months after the vesting commencement date (which is February 9, 2022), and as to 1/48th of the total number of shares subject to the option each month thereafter on the same day of the month as the vesting commencement (or if there is no corresponding day, on the last day of the month), subject to the applicable named executive officer’s continued service to the Company through the applicable vesting date.

(3)
Represents the initial stock option grant to Dr. Lee in connection with his commencement of employment with us as Chief Scientific Officer in January 2022. The option vests as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date (which is January 31, 2022) and as to 1/48th of the shares initially underlying the option each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month) until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(4)
Represents the initial stock option grant to Mr. Thompson in connection with his commencement of employment with us as Chief Legal Officer in September 2022. The option vests as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date (which is September 28, 2022) and as to 1/48th of the shares initially underlying the option each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding date, on the last day of the month) until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(5)	The option is subject to vesting acceleration, as described in more detail below under the section titled “Employment Contracts and Change in Control Arrangements.”
(6)
On December 15, 2022, Ms. Homans transitioned from our Chief Executive Officer and a member of our Board of Directors to a non-employee consultant of the Company for a transition period scheduled to end on June 15, 2024. Pursuant to the Homans Separation Agreement entered into in connection with her termination of employment, we extended the vesting and post-termination exercise period of Ms. Homans’ outstanding options, including the 2022 stock option grant of 1,479,500 shares, to June 15, 2024, subject to her continuous service to the Company through such date. The incremental fair value attributable to this modification is shown in footnote 14 to the “Summary Compensation Table” below.

The initial and all subsequent equity grants to our named executive officers are evaluated and approved by the Compensation Committee in the context of each named executive officer’s total compensation and take into account the market data provided by compensation consultants in addition to the individual officer’s responsibilities and performance. The Compensation Committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances for named executive officers other than the Chief Executive Officer.

Other Features of Our Executive Compensation Program
Employment Offer Letters
We maintain employee offer letters with each of our named executive officers (other than Ms. Homans, who is no longer employed by the Company) that set forth the initial terms and conditions of their employment, including position, base salary, target bonus, signing bonus (in the case of Messrs. Newton, Hill and Thompson and Dr. Lee) and eligibility for severance benefits, as described below under the section titled “Employment Contracts and Change in Control Arrangements – Offer Letters.”
Severance and Change in Control Benefits
Each of our named executive officers, other than Dr. Seely, is eligible for severance benefits under our officer severance plan, which was amended in February 2022. Dr. Seely is eligible for severance benefits under her offer letter with us. Ms. Homans has received, and will continue to receive, severance benefits under the Homans Separation Agreement (as defined above) that she entered into with us in connection with the termination of her employment in December 2022. The severance arrangements with our named executive officers and the amendments to the officer severance plan are described in more detail below under “Employment Contracts and Change in Control Arrangements” section under the subsections titled “Offer Letters,” “Officer Severance Plan” and “Potential Payments and Benefits Upon Termination or Change in Control.”
Sign-On Bonuses
Each of Dr. Lee and Mr. Thompson received a sign-on bonus in the amount of $350,000 and $150,000, respectively, in connection with his commencement of employment with us in 2022, subject to certain repayment conditions. In February 2022, Mr. Newton earned a $1 million signing bonus that he received in February 2021 in connection with his commencement of employment with us in that same year by completing one-year of employment with us. In addition, in June 2022, Mr. Hill earned a $300,000 signing bonus he had received in connection with his commencement of employment with us in 2019 by completing three years of employment with us. These sign on bonuses are described in more detail below under the section titled “Employment Contracts and Change in Control Arrangements – Offer Letters.”
Health and Welfare Benefits; Perquisites
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision plans, in each case on the same basis as all of our other employees. We pay the premiums for the short- and long-term disability, life and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.
401(k) Plan
Our named executive officers are eligible to participate in our defined contribution retirement plan (“401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may elect to defer up to 90% of their eligible compensation into the 401(k) Plan on a pretax or after tax basis, up to annual limits prescribed by the U.S. Internal Revenue Code of 1986, as amended. We match 50% of each participant’s deferral contributions to the 401(k) Plan, up to 6% of the participant’s eligible compensation on a per payroll period basis but not to exceed $4,750 for the plan year. Our matching contributions are immediately 100% vested. After the end of each quarter in the 401(k) Plan year, we true up our matching contributions such that each participant in the 401(k) Plan receives the total amount of our matching contributions that the participant would otherwise have been able to receive based on the participant’s total elective contributions and eligible compensation for the applicable plan year if our matching contributions had been determined on annual basis instead of pay period by pay period basis.
Modification of Options
In July 2020, in connection with Ms. Homans’ appointment as Chief Executive Officer, our Board of Directors modified her option award granted on November 6, 2018 to purchase 693,840 shares to change the vesting schedule from milestone vesting to service-based vesting over four years. In addition, in August 2020, our Board of Directors modified Ms. Homans’ options granted on November 6, 2018 and January 16, 2020 to extend their post-termination exercise period to up to five years following termination in the event of certain qualifying terminations of Ms. Homans’ employment, subject to her timely executing and not revoking a release of claims in our favor.
In August 2022, we extended the post-termination exercise period of Ms. Homans’ outstanding options granted under the 2021 Plan and the 2018 Plan to strengthen the retentive and incentive effects of the options. There was no incremental fair value associated with this modification. In December 2022, in connection with Ms. Homans’ departure as Chief Executive Officer and a member of our Board of Directors, we entered in the Homans Separation Agreement, pursuant to which we extended the vesting and post-termination exercise period of Ms. Homans’ outstanding options to June 15, 2024, subject to her continued service to the Company through that date. The incremental fair value attributable to this modification is shown in footnote 14 to the “Summary Compensation Table” below.
Tax and Accounting Implications
Under Financial Accounting Standard Board ( “FASB”) Accounting Standards Codification (“ASC”) Topic 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record stock-based compensation expense on an ongoing basis according to FASB ASC Topic 718.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Other Compensation Policies and Practices
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy once relevant Nasdaq Listing Rules are final and prior to the applicable deadline.
Compensation Risk Assessment
The Compensation Committee has reviewed our compensation policies and practices, in consultation with Aon and outside counsel, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, the Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report*
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Catherine Friedman (Chair)
Robert Nelsen
William Rieflin
*
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table shows for the fiscal years ended 2022, 2021 and 2020 compensation awarded to, earned by or paid to our named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Lynn Seely, M.D. President, Chief Executive Officer and Director (4)	2022	30,000	—	18,640,500(5)	—	15,689(6)	18,686,189
	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—
Charles Newton Chief Financial Officer (7)	2022	496,172	1,000,000	2,159,500	212,160	7,636(8)	3,875,468
	2021	426,461	65,096	18,410,845	216,986	5,404(8)	19,124,792
	2020	—	—	—	—	—	—
Stephen Hill Chief Operating Officer	2022	501,341	300,000	3,023,300	235,807	7,578(9)	4,068,026
	2021	457,180	80,025	1,443,807	266,750	136,356(9)	2,384,118
	2020	441,343	54,984	2,139,150	219,938	1,242(9)	2,856,657
Gary Lee, Ph.D. Chief Scientific Officer(10)	2022	443,077	—	3,488,560	187,233	9,602(11)	4,128,472
	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—
Rahsaan W. Thompson Chief Legal Officer (12)	2022	120,308	—	3,749,246	50,884	4,221(13)	3,924,659
	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—
Elizabeth Homans Former Chief Executive Officer and Director	2022	647,036	—	10,130,622(14)	—	1,341,946(15)	12,119,604
	2021	549,069	100,116	17,654,715	333,720	5,949(15)	18,643,569
	2020	493,981	327,250	17,730,122(14)	309,000	8,922(15)	18,869,275
(1)
The amounts shown represent (a) discretionary bonuses earned by Mr. Newton, Mr. Hill and Ms. Homans in the years 2020 and 2021 shown as recognition of accomplishing certain achievements and (b) sign-on bonuses received by (i) Mr. Newton in connection with his commencement of employment with us in 2021 in the amount of $1,000,000, which was earned in February 2022 upon his completing one year of employment with us and (ii) Mr. Hill in connection with his commencement of employment with us in 2019 in the amount of $300,000, which was earned in June 2022 upon his completing three years of employment with us, each as further described in detail below under the section titled “Employment Contracts and Change in Control Arrangements – Offer Letters.”

(2)
Except as otherwise noted below, the amounts shown represent the grant date fair values of option awards granted in 2022, 2021 and 2020, as computed in accordance with FASB ASC Topic 718. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in the calculation. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)
The amounts shown represent the annual performance-based cash bonus earned by our named executive officers based on the achievement of certain corporate performance objectives during 2022, 2021 and 2020, each as further described in detail below under the subsection titled “Narrative to Summary Compensation Table— Non-Equity Incentive Plan Compensation.” These amounts were paid in early 2023, 2022 and 2021, respectively.

(4)
Dr. Seely transitioned from a non-employee director of the Company to its President and Chief Executive Officer in December 2022 and her 2022 salary amount was pro-rated for the period of time she was employed in 2022. She does not have compensation for employment with the Company for the years 2021 and 2020. The amounts shown also exclude any compensation Dr. Seely received in connection her service as a member of our Board of Directors. For information regarding her compensation as a member of our Board of Directors, see the section titled “Non-Employee Director Compensation.”

(5)
Excludes an option grant of 65,000 shares Dr. Seely received in June 2022 in connection with her service as a non-employee member of our Board of Directors. For information regarding her compensation as a member of our Board of Directors, see the section titled “Non-Employee Director Compensation.”

(6)
For Dr. Seely, the amount shown for 2022 represents (i) $3,389 paid as reimbursement for dynamic working expenses and (ii) $12,300 paid as reimbursement for legal fees incurred in connection with the negotiation of her offer of employment letter.

(7)
Mr. Newton joined the Company in February 2021 and his 2021 salary amount was pro-rated for the period of time he was employed in 2021. He does not have compensation from the Company for the year 2020.

(8)
For Mr. Newton, the amounts shown represent (i) for 2022, $2,172 of life insurance premiums paid by us on his behalf, including $240 for associated taxes, $714 of imputed income on long-term care insurance and $4,750 in 401(k) matching contributions and (ii) for 2021, $1,245 of life insurance premiums paid by us on his behalf, including $99 for associated taxes, $192 of imputed income on long-term care insurance and $3,967 paid as reimbursement for dynamic working expenses.

(9)
For Mr. Hill, the amounts shown represent (i) for 2022, $2,114 of life insurance premiums paid by us on his behalf, including $182 for associated taxes, $714 of imputed income on long term care insurance and $4,750 in 401(k) matching contributions, (ii) for 2021, $132,188 in reimbursement for certain relocation expenses, all of which was considered earned in May 2021 upon his completion of two years of employment with us, $1,332 of life insurance premiums paid by us on his behalf, including $90 for associated taxes, $192 of imputed income on long term care insurance and $2,644 paid as reimbursement for dynamic working expenses and (iii) for 2020, $1,242 of life insurance premiums paid by us on his behalf, including $91 for associated taxes.

(10)
Dr. Lee joined the Company in January 2022 and his 2022 salary amount was pro-rated for the period of time he was employed in 2022. He does not have compensation from the Company for the years 2021 and 2020.

(11)
For Dr. Lee, the amount shown for 2022 represents $1,387 of life insurance premiums paid by us on his behalf, including $127 for associated taxes, $3,389 paid as reimbursement for dynamic working expense, $4,750 in 401(k) matching contributions and $76 paid in the form of a gift card.

(12)
Mr. Thompson joined the Company in September 2022 and his 2022 salary amount was pro-rated for the period of time he was employed in 2022. He does not have compensation from the Company for the years 2021 and 2020.

(13)
For Mr. Thompson, the amount shown for 2022 represents $691 of life insurance premiums paid by us on his behalf, including $22 for associated taxes, $2,469 paid as reimbursement for dynamic working expenses and $1,062 in 401(k) matching contributions.

(14)
On December 15, 2022, Ms. Homans transitioned from our Chief Executive Officer and a member of our Board of Directors to a non-employee consultant of the Company for a transition period scheduled to end on June 15, 2024. The amounts shown include the incremental fair value of (i) for 2022, $3,740,661 from the modification of all of Ms. Homans’ outstanding options to continue their vesting and exercisability to June 15, 2024 pursuant to the Homans Separation Agreement, subject to her continued service to the Company through such date and (ii) for 2020, (a) $3,963,141 from Ms. Homans’ November 6, 2018 option award that was modified in July 2020 to change the vesting schedule from milestone vesting to service-based vesting over four years and modified in August 2020 to extend the post-termination exercise period of the option award and (b) $32,738 from Ms. Homans’ January 16, 2020 option award that was modified in August 2020 to extend the post-termination exercise period of the option award, in each case calculated in accordance with FASB ASC Topic 718. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in the calculations.

(15)
For Ms. Homans, the amounts shown represent (i) for 2022, (a) $900,000, equal to 18 months of her annual base salary in effect at the time of her termination of employment, $360,000, equal to 100% of her target bonus amount for 2022, and $47,066, equal to estimated reimbursement of 18 months of COBRA health insurance premiums for her and her dependents, each paid or that may become payable pursuant to the Homans Separation Agreement, (b) $4,176 of life insurance premiums paid by us on her behalf, including $564 for associated taxes, (c) $954 of imputed income on long term care insurance, (d) $4,750 in 401(k) matching contributions and (e) $25,000 paid as reimbursement for legal fees incurred in connection with the negotiation of the Homans Separation Agreement, (ii) for 2021, $2,635 of life insurance premiums paid by us on her behalf, including $313 for associated taxes, $257 of imputed income on long term care insurance and $3,057 paid as reimbursement for dynamic working expenses and (iii) for 2020, $2,322 of life insurance premiums paid by us on her behalf, including $315 for associated taxes, and $6,600 paid as reimbursement for certain legal fees, including $1,600 for associated taxes.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended December 31, 2022, certain information regarding grants of plan-based awards to the named executive officers:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Lynn Seely, M.D.(3)	12/15/2022				7,500,000	3.28	18,640,500
Charles Newton			212,160
	3/16/2022				500,000	5.98	2,159,500
Stephen Hill			235,807
	3/16/2022				700,000	5.98	3,023,300
Gary Lee, Ph.D.			187,233
	2/11/2022				800,000	6.04	3,488,560
Rahsaan W. Thompson			50,884
	10/10/2022				715,000	6.91	3,749,246
Elizabeth Homans			360,000
	3/16/2022				1,479,500	5.98	6,389,960
					9,897,175(4)	N/A	3,740,661(4)
(1)
There are no thresholds or maximum levels for these awards, which are the cash awards each applicable named executive officer was eligible to receive under our 2022 bonus program. The amounts actually earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information about the 2022 annual incentive bonus program, see “2022 Executive Compensation Program — Annual Incentive Bonus – Non-Equity Incentive Plan Compensation” under the “Compensation Discussion and Analysis” section.

(2)
The amounts shown represent the grant date fair values of option awards granted in 2022 (except as described in footnote 4 below), as computed in accordance with FASB ASC Topic 718. See Note 12, Stock-based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in the calculation. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)
Excludes stock option granted to Dr. Seely in June 2022 in connection with her service as a member of our Board of Directors, described in more detail under the section titled “Non-Employee Director Compensation.”

(4)
The number of option awards and related grant date fair value represent the awards that were modified to account for the incremental fair value from the modification of all of Ms. Homans’ outstanding options to continue their vesting and exercisability to June 15, 2024 pursuant to the Homans Separation Agreement, subject to her continued service to the Company through such date, and Ms. Homans’ reduction in the service level associated with her resignation as our Chief Executive Officer and member of our Board of Directors, effective December 15, 2022, calculated in accordance with FASB ASC Topic 718. See Note 12, Stock-based Compensation, to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022 for the discussion of the modification and assumptions used in the calculation.
Outstanding Equity Awards at Fiscal Year End
The following table presents the outstanding equity awards held by each named executive officer as of December 31, 2022.
	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Vesting Commencement Date	Option Expiration Date
Lynn Seely, M.D.(2)	5/20/2021	400,000(3)	—(4)	14.40	5/20/2021(5)	5/19/2031
	6/8/2022	—	65,000	5.31	6/8/2022(6)	6/7/2032
	12/15/2022	—	7,500,000	3.28	12/15/2022(7)	12/14/2032
Charles Newton	2/5/2021	1,742,583	2,059,417	6.24	2/5/2021(7)	2/4/2031
	2/5/2021	193,500	322,500	6.24	6/16/2021(8)	2/4/2031
	3/16/2022	104,167	395,833	5.98	2/9/2022(10)	3/15/2032
Stephen Hill	7/10/2019	437,500	62,500	3.65	6/19/2019(7)	7/9/2029
	1/16/2020	116,875	48,125	3.65	2/1/2020(9)	1/15/2030
	11/17/2020	225,000	225,000	5.96	12/1/2020(9)	11/16/2030
	2/12/2021	43,750	56,250	6.24	3/1/2021(9)	2/11/2031
	4/14/2021	35,417	49,583	12.67	4/14/2021(9)	4/13/2031
	3/16/2022	145,833	554,167	5.98	2/9/2022(10)	3/15/2032
Gary Lee, Ph.D.	2/11/2022	—	800,000	6.04	1/31/2022(7)	2/10/2032
Rahsaan W. Thompson	10/10/2022	—	715,000	6.91	9/28/2022(7)	10/9/2032
Elizabeth Homans	11/6/2018	3,469,198(3)	—(4)	0.10	9/17/2018(7)	6/15/2024(11)
	11/6/2018	693,840(3)	—(4)	0.10	11/6/2018(7)	6/15/2024(11)
	1/16/2020	162,917	67,083	3.65	2/1/2020(9)	6/15/2024(11)
	7/15/2020	1,955,508	1,396,792	5.81	8/1/2020(9)	6/15/2024(11)
	2/12/2021	267,452	316,080	6.24	2/12/2021(9)	6/15/2024(11)
	9/13/2021	428,272	942,197	16.05	9/13/2021(9)	6/15/2024(11)
	3/16/2022	308,230	1,171,270	5.98	2/9/2022(10)	6/15/2024(11)
(1)	All of the option awards with grant dates prior to June 16, 2021 were granted under the 2018 Plan. Option awards with grant dates on or after June 16, 2021 were granted under the 2021 Plan.
(2)
The option awards granted to Dr. Seely on May 20, 2021 and June 8, 2022 were in connection with her service as a member of our Board of Directors. The option award granted on December 15, 2022 was in connection with her commencement of employment with us as our President and Chief Executive Officer.

(3)
The option is early-exercisable, meaning that it can be exercised before it vests for shares of our common stock, subject to a repurchase right in favor of the Company that lapses in accordance with the same vesting provisions as the underlying options. Accordingly, the number of shares shown for the option in this column represents the number of shares that are early exercisable, regardless of vesting status.

(4)
The option is early-exercisable, meaning that it can be exercised before it vests for shares of our common stock, subject to a repurchase right in favor of the Company that lapses in accordance with the same vesting provisions as the underlying options. Accordingly, there are no shares shown for the option in this column as all shares underlying the options are early-exercisable, regardless of vesting status.

(5)
The option vests as to 1/36th of the shares initially underlying the option each month until fully vested on the third anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(6)
The option fully vests as to 100% of the shares initially underlying the option on the first anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(7)
The option vests as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(8)
The option commenced vesting upon the consummation of the initial public offering of our common stock. The option vests as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(9)
The option vests as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(10)
The option vests as to 12.5% of the shares initially underlying the option on the date that is six (6) months after the vesting commencement date and as to 1/48th of the shares initially underlying the option each month thereafter until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(11)
On December 15, 2022, Ms. Homans transitioned from our Chief Executive Officer and a member of our Board of Directors to a non-employee consultant of the Company for a transition period scheduled to end on June 15, 2024. In December 2022, pursuant to the Homans Separation Agreement, all of her outstanding options were modified to extend their vesting and exercise periods to June 15, 2024.

Each of the options included in the table above for the named executive officers is eligible for vesting acceleration as described below under the subsection titled “Employment Contracts and Change in Control Arrangements.”
Option Exercises and Stock Vested
For the fiscal year ended December 31, 2022, none of the named executive officers exercised any option awards nor acquired any shares of common stock upon the vesting of stock awards.
Pension Benefits
We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive, any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2022.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2022.
Employment Contracts and Change in Control Arrangements
Below are descriptions of our offer letters with our named executive officers. The offer letters with our named executive officers generally provide for at-will employment and set forth the named executive officer’s initial base salary, annual target bonus, and eligibility to participate in our employee benefit plans.
Offer Letters
Lynn Seely, M.D.
In December 2022, we and Dr. Seely entered into an offer of employment letter that governs the current terms of her employment with us as our President and Chief Executive Officer. The offer of employment letter provides that Dr. Seely’s initial annual base salary is $650,000. Dr. Seely is eligible to earn an annual incentive bonus of up to 60% of her base salary, based on the achievement of performance objectives to be determined by our Board of Directors. In addition, the offer of employment letter provides that we will reimburse Dr. Seely up to $25,000 for her reasonable attorney’s fees incurred in connection the review and negotiation of her offer of employment letter. We reimbursed Dr. Seely $12,300 of her legal fees in 2023.
Dr. Seely’s offer of employment letter provides for severance benefits upon certain qualifying terminations of her employment. In the event of a termination of her employment by us without Cause (as defined below) or her resignation for Good Reason (as defined below), Dr. Seely will be eligible to receive (i) a lump-sum severance payment equal to the sum of (a) 18 months of her then-current base salary and (b) 1.5 times her annual incentive bonus at the target level for the year in which termination occurs, (ii) up to 18 months of payments of COBRA premiums for Dr. Seely and her eligible dependents or, at our discretion, a monthly cash payment equal to the monthly premium cost for such benefits and (iii) an additional 18 months of vesting credit for any then outstanding equity awards and the post-termination exercise period of her then outstanding vested stock options shall be exercisable until the earliest of the 12 month anniversary of her termination of employment, the expiration date of any such options’ term or a Change in Control.
In addition, if either (a) in a Change in Control her then outstanding equity awards are not assumed, substituted or replaced with awards of similar or equal value or (b) her employment is terminated by the Company without Cause or by her for Good Reason during the period beginning on the date that is 3 months prior to the effective date of a Change in Control and ending on the date that is 24 months following the effective date of such Change in Control, then 100% of any then outstanding equity awards shall become fully vested.

These severance benefits are conditioned upon Dr. Seely timely executing and not revoking a general release and waiver of all claims against us.
For the purposes of Dr. Seely’s offer of employment letter, the following definition of “Cause” and “Good Reason,” as set forth in the letter, apply:
“Cause” means (a) Dr. Seely is indicted for, convicted of or plead guilty or nolo contendere to a felony or crime involving moral turpitude; (b) Dr. Seely engages in conduct that constitutes willful gross negligence or willful misconduct in carrying out her duties; (c) Dr. Seely breaches any covenant or any material provision of any agreement with the Company, including, among other things, a willful and material breach of written Company policy; (d) Dr. Seely materially violates a federal law or state law that the Board of Directors reasonably determines has had, or is reasonably likely to have, a material detrimental effect on the Company’s reputation or business; or (e) Dr. Seely commits an act of fraud or dishonesty in the performance of her job duties; except in the case of (b) or (c) above, if any such conduct or breach is curable and Dr. Seely fails to cure such conduct or breach to the reasonable satisfaction of the Board of Directors within 15 days following the date the Company delivers written notice of such conduct or breach to her.
“Good Reason” means that Dr. Seely, without her express, written consent, (a) has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the her authority, title, duties or responsibilities immediately prior to the Change in Control); (b) has suffered a material breach of her offer of employment letter or any other material agreement by the Company or a successor employer; (c) has been required to relocate or travel more than 35 miles from her then current place of employment in order to continue to perform the duties and responsibilities of her position (not including customary travel as may be required by the nature of her position); or (d) has been directed by the Board of Directors to knowingly and intentionally violate any material state, federal or foreign law, rule or regulation applicable to the Company. Termination of employment by Dr. Seely will not be for Good Reason unless (1) she notifies the Company in writing within 30 days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”) and (3) she actually terminates employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If she terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the termination will not be considered to be for Good Reason.
Charles Newton
In February 2021, we and Mr. Newton entered into an offer of employment letter that governs the current terms of his employment with us as our Chief Financial Officer. The offer of employment letter provides that Mr. Newton’s initial annual base salary was $480,000. Mr. Newton’s annual base salary was increased to $499,200, effective March 1, 2022. Pursuant to the terms of the offer of employment letter, Mr. Newton received an advance signing bonus of $1,000,000, all of which was considered earned in February 2022 following the completion of one year of employment with us. Mr. Newton is also eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors. The offer of employment letter provides that Mr. Newton’s annual incentive bonus for 2021 was to be prorated based upon his salary and target bonus level provided for in the offer of employment letter and the length of his employment from February 5, 2021 through the end of the 2021 fiscal year.
Mr. Newton is eligible for severance benefits in the event of certain qualifying terminations of his employment under the Amended Severance Plan (as defined below), as further described below under the subsection titled “Officer Severance Plan.”
Stephen Hill
In May 2019, we and Mr. Hill entered into an offer of employment letter governing the terms of his employment as our Chief Technical Operations Officer. The offer of employment letter provides that Mr. Hill’s initial annual base salary was $425,000. Mr. Hill’s annual base salary was increased to $455,271 and $504,400, effective March 1, 2021 and March 1, 2022, respectively. Pursuant to his offer of employment letter, Mr. Hill is eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors, which was subsequently increased to up to 55% of his base salary in connection with his promotion to Chief Operating Officer in November 2021. In 2019, Mr. Hill received an advance signing bonus of

$300,000, all of which was considered earned in May 2022 upon his completion of three years of employment with us, and in 2019 and 2022, he received relocation reimbursements totaling $132,188, all of which was considered earned in May 2021 upon his completion of two years of employment with us.
In April 2022, Mr. Hill entered into an agreement with us pursuant to which he waived his right to receive severance benefits provided for in his offer of employment letter upon certain qualifying terminations of his employment in order to participate in our Amended Severance Plan (as defined below) and is eligible thereunder for severance benefits upon certain qualifying terminations of his employment, as further described below under the subsection titled “Officer Severance Plan.”
Gary Lee, Ph.D.
In November 2021, we and Dr. Lee entered into an offer of employment letter governing the terms of his employment as our Chief Scientific Officer. The offer of employment letter provides that Dr. Lee’s initial annual base salary is $480,000. Pursuant to the terms of his offer of employment letter, Dr. Lee received an advance signing bonus of $350,000, 50% of which was considered earned in January 2023 upon his completion of one year of employment with us and the remaining 50% will be considered earned in January 2024 upon his completion of two years of employment with us. Dr. Lee must repay the unearned portion his signing bonus to us if he terminates for any reason other than for Good Reason or without Cause (each as defined in the Amended Severance Plan) before the applicable portion of his signing bonus is earned. If Dr. Lee’s employment terminates for Good Reason or is based on a termination without Cause, the entire sign-on bonus amount will not need to be repaid.
Dr. Lee is eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors. The offer of employment letter provides that Dr. Lee’s annual incentive bonus for 2022 was to be prorated based upon his salary and target bonus level provided for in the offer of employment letter and the length of his employment from January 31, 2022 through the end of the 2022 fiscal year.
Dr. Lee is eligible to participate in our Amended Severance Plan and is eligible thereunder for severance benefits upon certain qualifying terminations of his employment, as further described below under the subsection titled “Officer Severance Plan.”
Rahsaan W. Thompson
In September 2022, we and Mr. Thompson entered into an offer of employment letter governing the terms of his employment as our Chief Legal Officer. The offer of employment letter provides that Mr. Thompson’s initial annual base salary is $460,000. Pursuant to the terms of his offer of employment letter, Mr. Thompson received an advance signing bonus of $150,000, which will be earned in September 2023 upon his completion of one year of employment with us. Mr. Thompson must repay the unearned portion his signing bonus to us if he terminates for any reason other than for Good Reason or without Cause (each as defined in the Amended Severance Plan) or we terminate his employment for Cause before the signing bonus is earned.
Mr. Thompson is eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors. The offer of employment letter provides that Mr. Thompson’s annual incentive bonus for 2022 was to be prorated based upon his salary and target bonus level provided for in the offer of employment letter and the length of his employment from September 28, 2022 through the end of the 2022 fiscal year.
Mr. Thompson is eligible to participate in our Amended Severance Plan and is eligible thereunder for severance benefits upon certain qualifying terminations of his employment, as further described below under the subsection titled “Officer Severance Plan.”
Elizabeth Homans
In December 2022, in connection with Ms. Homans’ departure as Chief Executive Officer and member of our Board of Directors, we entered into the Homans Separation Agreement.
Pursuant to the Homans Separation Agreement, Ms. Homans will provide transition services as an independent contractor to the Company until the earlier of (i) June 15, 2024 and (ii) the date that the Company terminates Ms. Homans’ engagement for Cause (as defined in the Homans Separation Agreement) (such earlier date, the “End

Date”). In addition, in exchange for signing the Homans Separation Agreement and providing a general release of claims against the Company, Ms. Homans will receive the following severance benefits as a result of her resignation: (i) a cash payment in the amount of $900,000, less applicable payroll withholdings and deductions, which constitutes the equivalent of 18 months of Ms. Homans’s annual base salary in effect as of the date of her termination of employment (the “Separation Date”); (ii) a cash payment in the amount of $360,000, less applicable payroll withholdings and deductions, which constitutes 100% of Ms. Homans’s annual target bonus for 2022; (iii) her stock options that were outstanding as of the Separation Date shall continue to be exercisable and vest (as applicable) until the earlier of the End Date or a Change in Control (as such term is defined in Ms. Homans’ Offer Letter, dated July 23, 2020), and if a Change in Control occurs prior to the End Date, such options will fully accelerate vesting and exercisability; (iv) COBRA health insurance premiums for her and her eligible dependents for up to 18 months following the Separation Date; and (vi) payment of reasonable attorneys’ fees in connection with the negotiation of the Homans Separation Agreement, up to a maximum of $25,000.
Officer Severance Plan
In February 2022, our Compensation Committee approved an amended Officer Severance Plan (the “Amended Severance Plan”), which amends and restates in its entirety our prior Officer Severance Plan that became effective in July 2019.
The Amended Severance Plan, which is administered by our Compensation Committee, provides severance and/or accelerated vesting benefits to certain of our eligible employees who hold the title of vice president or above (other than our Chief Executive Officer) and are designated by our Compensation Committee and if applicable, agree to forego any severance benefits provided for in an individually negotiated employment contract or agreement (the “Eligible Employees”) upon certain qualifying terminations of employment, as described in more detail below. Each of Mr. Newton, Mr. Hill, Dr. Lee and Mr. Thompson is an Eligible Employee and therefore eligible for severance benefits under the Amended Severance Plan and is considered a “Tier I Employee” (as defined below) thereunder.
Under the terms of the Amended Severance Plan, if we terminate an Eligible Employee’s employment without Cause (as defined below) (excluding by reason of death or disability) or the Eligible Employee resigns for Good Reason (as defined below) (each, a “Qualifying Termination”) and the Eligible Employee timely executes a general release of claims in favor of us, Eligible Employees who are Tier I Employees will receive the following severance benefits: (1) if such Qualifying Termination occurs outside the Change in Control Protection Period (as defined below): (a) cash payments equal to the sum of (i) an amount equal to twelve months of the Eligible Employee’s annual base salary and (ii) a pro-rated annual target bonus for the year in which the Qualifying Termination occurs and (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employees dependents (if any) for up to twelve months following the Qualified Termination; or (2) if such Qualifying Termination occurs during the Change in Control Protection Period (a) cash payments equal to the sum of (i) an amount equal to twelve months of the Eligible Employee’s annual base salary, (ii) 100% of the annual target bonus for the Eligible Employee for the year in which the Qualifying Termination occurs and (iii) any guaranteed or accrued bonus the Eligible Employee is eligible to receive as of the date of such Qualifying Termination, (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employee’s dependents (if any) for up to twelve months following the Qualifying Termination and (c) accelerated vesting of 100% of the Eligible Employee’s then outstanding and unvested equity awards which would otherwise become vested solely based on the Eligible Employee’s continued service to us.
The material differences between the Amended Severance Plan and the prior Officer Severance Plan are (i) the addition of pro-rated bonus severance for Tier I Employees that have a Qualifying Termination outside the Change in Control Protection Period, (ii) the addition of nine months’ base salary severance and payment of the employer portion of premiums for coverage under COBRA for up to nine months for Tier II Employees (as defined in the Amended Severance Plan) that have a Qualifying Termination outside the Change in Control Protection Period, (iii) the addition of six months’ base salary severance and payment of the employer portion of premiums for coverage under COBRA for up to six months for Tier III Employees (as defined in the Amended Severance Plan) that have a Qualifying Termination outside the Change in Control Protection Period, (iv) the addition of target annual bonus severance for Tier I Employees that have a Qualifying Termination during the Change in Control Protection Period, (v) the addition of vesting acceleration benefits for Tier III Employees that have a Qualifying Termination that occurs during the period within 3 months prior to the effective date of a Change in Control and (vi) the increase of the vesting acceleration percentage for Tier III Employees from 75% to 100%.

For the purposes of the Amended Severance Plan, the following definitions of “Cause, “Good Reason,” “Change in Control,” “Change in Control Protection Period” and “Tier I Employee,” as set forth in the Amended Severance Plan, apply:
“Cause” means, with respect to any Eligible Employee, (i) “Cause” as defined in the applicable offer letter or employment agreement between the Eligible Employee and the Company; or (ii) in the absence of any definition of “Cause” contained in such employment agreement or offer letter, (a) the Eligible Employee is indicted for, convicted of, or pleads guilty or nolo contendere to, a felony or crime involving moral turpitude; (b) the Eligible Employee engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Eligible Employee’s duties under the Eligible Employee’s offer letter or employment agreement, and, if curable, such breach remains uncured following fifteen days prior written notice given by the Company to the Eligible Employee specifying such conduct; (c) the Eligible Employee has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen days’ prior written notice specifying such breach given by the Company to the Eligible Employee; (d) the Eligible Employee’s material violation of federal law or state law that our Board of Directors reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or (e) the Eligible Employee’s act of fraud or dishonesty in the performance of the Eligible Employee’s job duties.
“Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (a) more than fifty percent of the issued and outstanding equity securities of the Company or (b) all or substantially all of the assets of the Company (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise); except where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).
“Change in Control Protection Period” means the period beginning on the date that is three months prior to the effective date of a Change in Control (as defined above) and ending on the date that is the one-year anniversary of the effective date of such Change in Control.
“Good Reason” means that the Eligible Employee, without the Eligible Employee’s express, written consent, (a) has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the Eligible Employee’s authority, title, duties or responsibilities immediately prior to the Change in Control); (b) has suffered a material breach of the Eligible Employee’s offer letter or employment agreement (if any) by the Company or a successor employer; (c) has been required to relocate or travel more than fifty miles from the Eligible Employee’s then current place of employment in order to continue to perform the duties and responsibilities of the Eligible Employee’s position (not including customary travel as may be required by the nature of the Eligible Employee’s position); or (d) has been directed by our Board of Directors to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company.
“Tier I Employee” means any Eligible Employee who prior to the date of his or her Qualifying Termination or a Change in Control was identified by the Company as a CEO Report or C-Suite executive, except for the Chief Executive Officer.
Potential Payments and Benefits Upon Termination or Change in Control
The offer of employment letter we have entered into with Dr. Seely provides for severance and/or change in control benefits as described above under “Employment Contracts and Change in Control Arrangements – Offer Letters – Lynn Seely, M.D.” Mr. Newton, Mr. Hill, Dr. Lee and Mr. Thompson are eligible for severance benefits under the Amended Severance Plan, as described above under the section titled “Employment Contracts and Change in Control Arrangements – Officer Severance Plan.”
The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the table below. The value of the option vesting accelerations was calculated for the table below on the assumption that the change in control and executive’s employment termination occurred on December 31, 2022. The closing price of our common stock on December 30, 2022 (the trading day immediately preceding December 31, 2022, which was not a trading day) was $3.47 and was used as the value of our common stock in the change in control calculations. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2022 by the difference between the closing price of our common stock as of December 30, 2022 and the applicable exercise price. No value is attributed to unvested options subject to acceleration that have exercise prices above the closing market price of our common stock on December 30, 2022.
Name	Benefit	Involuntary Termination Without Cause or Resignation for Good Reason Outside of Change in Control Period ($)	Involuntary Termination Without Cause or Resignation for Good Reason Within Change in Control Period ($)
Lynn Seely, M.D.	Cash Severance	1,560,000	1,560,000
	COBRA Payments	67,006	67,006
	Vesting Acceleration	534,375	1,425,000
	Total	2,161,381	3,052,006
Charles Newton	Cash Severance	748,800	748,800
	COBRA Payments	37,970	37,970
	Vesting Acceleration(1)	—	—
	Total	786,770	786,770
Stephen Hill	Cash Severance	781,820	781,820
	COBRA Payments	26,671	26,671
	Vesting Acceleration(1)	—	—
	Total	808,491	808,491
Gary Lee, Ph.D.(2)	Cash Severance	720,000	720,000
	COBRA Payments	12,949	12,949
	Vesting Acceleration(1)	—	—
	Total	732,949	732,949
Rahsaan W. Thompson(3)	Cash Severance	690,000	690,000
	COBRA Payments	37,970	37,970
	Vesting Acceleration(1)	—	—
	Total	727,970	727,970
(1)
All of the options held by Mr. Newton, Mr. Hill, Dr. Lee and Mr. Thompson have exercise prices above the closing market price of our common stock on December 30, 2022. No value has been attributed to the vesting acceleration of such options.

(2)
In the event Dr. Lee’s employment terminates for Good Reason or he is terminated without Cause (as such terms are defined in the Amended Severance Plan), the entire sign-on bonus of $350,000 will be considered earned and will not need to be repaid.

(3)
In the event Mr. Thompson’s employment terminates for Good Reason or he is terminated without Cause (as such terms are defined in the Amended Severance Plan), the entire sign-on bonus of $150,000 will be considered earned and will not need to be repaid.

In connection with her resignation as our Chief Executive Officer, Ms. Homans has received or will receive, the severance benefits described above under the Section titled “Employment Contracts and Change in Control Arrangements – Offer Letters – Elizabeth Homans.”

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our named executive officers (“NEOs”), including our current and former principal executive officer (“PEOs”) and certain financial performance of the Company. For further information concerning the Company’s compensation philosophy and how the Company seeks to align executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.” As we completed our initial public offering in June 2021, we are providing information relating only to fiscal years 2021 and 2022.
Year (a)	Summary Compensation Table Total for First PEO(1) ($) (b)	Summary Compensation Table Total for Second PEO(1) ($)	Compensation Actually Paid to First PEO(2) ($) (c)	Compensation Actually Paid to Second PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) (7) ($) (h)	Company- Selected Measure (8) (i)
							Total Shareholder Return(5) ($) (f)	Peer Group Total Shareholder Return(6) ($) (g)
2022	12,119,604	18,686,189	(7,436,043)	18,503,089	3,999,156	(278,006)	20.54	85.29	(183,118)	(8)
2021	18,643,569	—	23,660,025	—	18,291,846	17,482,540	45.83	94.89	(250,219)	(8)

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for (i) with respect to 2022, Elizabeth Homans (our Chief Executive Officer until December 15, 2022 and Lynn Seely, M.D. (our Chief Executive Officer commencing December 15, 2022), and (ii) with respect to 2021, Elizabeth Homans (our Chief Executive Officer for that entire year), in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Ms. Homans and Dr. Seely, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Homans and Dr. Seely during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Homans’ and Dr. Seely’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for First PEO ($)	Reported Value of Equity Awards for First PEO(a) ($)	Equity Award Adjustments for First PEO(b) ($)	Compensation Actually Paid to First PEO ($)
2022	12,119,604	10,130,622	(9,425,025)	(7,436,043)
2021	18,643,569	17,654,715	22,671,171	23,660,025

Year	Reported Summary Compensation Table Total for Second PEO ($)	Reported Value of Equity Awards for Second PEO(a) ($)	Equity Award Adjustments for Second PEO (b) ($)	Compensation Actually Paid to Second PEO ($)
2022	18,686,189	18,640,500	18,457,400	18,503,089
2021	—	—	—	—
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards for First PEO ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards for First PEO ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for First PEO ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for First PEO ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for First PEO ($)	Total Equity Award Adjustments for First PEO ($)
2022	1,968,553	(9,371,423)	1,472,587	(3,494,742)	—	(9,425,025)
2021	6,648,436	3,642,284	1,846,719	10,533,733	—	22,671,171
Year	Year End Fair Value of Equity Awards for Second PEO ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards for Second PEO ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for Second PEO ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for Second PEO ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for Second PEO ($)	Total Equity Award Adjustments for Second PEO ($)
2022	19,133,906	(503,729)	—	(172,776)	—	18,457,400
2021	—	—	—	—	—	—
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group (excluding our current and former PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding our current and former PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Charles Newton, Stephen Hill, Rahsaan W. Thompson and Gary Lee, Ph.D. and (ii) for 2021, Richard Klausner, M.D., Charles Newton and Stephen Hill.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our current and former PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our current and former PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding our current and former PEO) for each year to determine the compensation actually paid, using the same methodology described above in Note (2)(b):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2022	3,999,156	3,105,152	(1,172,011)	(278,006)
2021	18,291,846	17,570,372	16,761,065	17,482,540
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Average Equity Award Adjustments ($)
2022	1,470,548	(2,108,564)	303,056	(837,051)	—	(1,172,011)
2021	7,567,532	1,925,210	316,359	6,951,965	—	16,761,065
(5)	Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Each measurement period commenced on June 17, 2021, which is the first trading day after the date of the effectiveness of the registration statement filed in connection with our initial public offering.
(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: NASDAQ Biotechnology Index.

(7)
The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year. Due to the fact that the Company is not a commercial-stage company, the Company did not have any revenue during the periods presented, other than revenue primarily associated with an upfront payment under the Company’s license and collaboration agreement with GlaxoSmithKline (GSK). Consequently, the Company did not use net income (loss) as a performance measure in its executive compensation program.

(8)
While the Company uses various non-financial performance measures for the purpose of evaluating performance for its executive compensation program, for the most recently completed fiscal year, the Company did not use any financial performance measures to link compensation paid (including “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K) to the NEOs to Company performance. See “Executive Compensation–Compensation Discussion and Analysis” for a description of the non-financial performance measures linked to executive compensation.

Narrative To Pay Versus Performance Table
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail above in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a performance-driven compensation philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, those Company measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table. Also see footnote 8 to the table above.
Compensation Actually Paid and Net Loss
Because the Company is a pre-commercial stage company, we had no revenue during the periods presented, other than revenue primarily associated with an upfront payment under the Company’s license and collaboration agreement with GlaxoSmithKline Intellectual Property (No. 5) Limited and Glaxo Group Limited (together, “GSK”). Consequently, we do not use net income (loss) as a performance measure in our executive compensation program. Moreover, as a pre-commercial stage company with only limited, nonrecurring revenue associated with license and collaboration agreements, we do not believe there is any meaningful relationship between our net income (loss) and compensation actually paid to our NEOs during the periods presented.

Compensation Actually Paid and Cumulative Company TSR and Cumulative Peer Group TSR
The chart below shows the relationship between the compensation actually paid to our current and former PEO and the average compensation actually paid to our non-PEO NEOs, on the one hand, to the Company’s cumulative TSR and the cumulative weighted peer group TSR of the NASDAQ Biotechnology Index over the two years presented in the table, on the other.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2022
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2022.
Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	54,721,122(1)	$5.09(2)	24,712,543(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	54,721,122	$5.09	24,712,543
(1)
Consists of outstanding awards under the 2018 Plan and the 2021 Plan, including 872,077 shares subject to restricted stock units (“RSUs”). Excludes purchase rights accruing under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). Each offering under our 2021 ESPP consists of one six-month purchase period (except for the initial purchase period, which commenced on June 16, 2021 in connection with our initial public offering and ended May 18, 2022), and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock on the first or last day of the offering period, whichever is lower.

(2)	Excludes 872,077 shares of common stock subject to outstanding RSUs that will be issued as the RSUs vest without any cash consideration payable for such shares.
(3)
As of December 31, 2022, 20,264,523 shares of common stock remained available for future issuance under the 2021 Plan, and 4,448,020 shares of common stock remained available for future issuance under the 2021 ESPP. The number of shares remaining available for future issuance under the 2021 Plan automatically increases on January 1st each year, through and including January 1, 2031, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares as determined by our Board of Directors prior to January 1st of a given year. On January 1, 2023, the number of shares available for issuance under the 2021 Plan automatically increased by 12,478,367 shares of our common stock. The number of shares remaining available for future issuance under the 2021 ESPP automatically increases on January 1st of each year through and including January 1, 2031, in an amount equal to the least of (i) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (ii) 4,940,000 shares of our common stock, or (iii) a number of shares as determined by our Board of Directors prior to January 1st of a given year. In December 2022, the Board of Directors approved no increase to the number of shares authorized under the 2021 ESPP and, as a result, there was no automatic increase to the number of shares available for issuance under the 2021 ESPP on January 1, 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transactions Policy and Procedures
We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors). Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration and approval or ratification.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts (including the proposed aggregate value), the interests, direct and indirect, of the related persons, the benefits to us of the transaction, the availability of other sources of comparable products or services, an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case maybe, an unrelated third party, and management’s recommendation.
To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In approving or rejecting any proposed related person transaction, our Audit Committee considers all relevant available facts and circumstances, including, but not limited to (a) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (b) the risks, costs and benefits to us, (c) the extent of the related person’s interest in the transaction, including, without limitation, the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, and (d) the availability of other sources for comparable services or products. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval or ratification. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee approves only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Committee determines in the good faith exercise of its discretion.
Certain Related Person Transactions
The following includes a summary of transactions since January 1, 2022 and any currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under the sections titled “Executive Compensation” and “Non-Employee Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Collaboration and License Agreement with GSK
In May 2019, we entered into a Collaboration and License Agreement with GSK, amended in June 2020 and December 2021 (the “GSK Agreement”), for potential T-cell therapies that apply our platform technologies and cell therapy innovations to T-cell receptors or chimeric antigen receptors under distinct collaboration programs. GSK terminated the GSK Agreement effective December 24, 2022, and we have discontinued any further work on our collaboration programs. GSK is a holder of more than 10% of our common stock. Under the GSK Agreement, we were entitled to certain payments upon the achievement of specified development and commercial milestones (for each selected target that is already within GSK’s pipeline and meet certain criteria, we were eligible to receive up to an aggregate of approximately $400.0 million, and for each selected target that is not already within GSK’s pipeline and meet certain criteria, we were eligible to receive up to an aggregate of approximately $900.0 million). We were also entitled to potential technology validation milestone payments of up to an aggregate of approximately $200.0 million, as well as tiered royalties on a per-product basis ranging from low to high single digits for targets that were already within GSK’s pipeline and meet certain criteria or from high single digits to low teens for all other targets.
We received a non-refundable upfront payment of $45.0 million under the GSK Agreement. In connection with the GSK Agreement, in May 2019, we also entered into a stock purchase agreement with GSK (GSK Stock Purchase Agreement), pursuant to which we agreed to sell 30,253,189 shares of Series AA convertible preferred stock at a price of $6.78 per share, which was above the issuance date estimated fair value of $4.84 per share. The difference between the per share values resulted in $58.6 million additional deemed consideration, bringing the total upfront payment of the GSK Agreement to $103.6 million. All shares of such Series AA convertible preferred stock converted into an equivalent number of shares of our common stock upon the closing of our initial public offering in June 2021.
For the year ended December 31, 2022, we recognized $84.7 million in revenue related to the recognized portion of the upfront license fee pursuant to the GSK Agreement. The revenue increase from 2021 was offset by a decrease of $9.6 million due primarily to fewer research and development activities under the GSK Agreement for the year ended December 31, 2022. We do not expect further revenue from the collaboration with GSK.
Lease Agreement with Sonoma Biotherapeutics
In September 2021, we entered into a sublease with Sonoma Biotherapeutics, Inc. (“Sonoma”), with whom we have common stockholders with board seats, whereby we agreed to sublease approximately 18,000 square feet of space in South San Francisco, California currently leased by us. Dr. Klausner, the Chair of our Board of Directors, also serves on the board of directors of Sonoma. As a part of the sublease, in September 2021, we received a $4.6 million tenant improvement contribution payment, which will be recognized over the term of the sublease. The sublease is classified as an operating lease and will expire in March 2031. The monthly fixed payment due to us is $0.1 million, subject to annual rent increases in accordance with the contract.
Limitations on Liability and Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board of Directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers. These agreements provide, among other things, that we will indemnify our executive officer or director, under the circumstances and to the extent provided for in the indemnification agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this Proxy Statement include, but are not limited to, statements regarding our anticipated progress, business plans, business strategy, working capital and capital expenditure needs, and clinical trials for our product candidates and other statements that are not historical fact. In some cases, you can identify forward-looking statements by terms such as: “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should” and “will.” These statements are based on our current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those described under the heading “Risk Factors” in Lyell’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023. Forward-looking statements contained in this Proxy Statement are made as of this date, and Lyell undertakes no duty to update such information except as required under applicable law.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080, Attn: Investor Relations, or contact us at (650) 695-0677. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Rahsaan W. Thompson
Corporate Secretary
April 27, 2023
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2022 is available without charge upon written request to: Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080, Attn: Investor Relations. Our Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.
The Annual Report on Form 10-K is also available at www.proxyvote.com.

SCAN TO
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LYEL2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 15, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V16724-P90291

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LYELL IMMUNOPHARMA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II Directors

Nominees:	**For**	**Withhold**
1a. Richard Klausner, M.D.	☐	☐
1b. Otis Brawley, M.D.	☐	☐
1c. William Rieflin	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Advisory vote on the preferred frequency of stockholder advisory votes to approve the compensation of the company's named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V16725-P90291

LYELL IMMUNOPHARMA, INC.
Annual Meeting of Stockholders
June 16, 2023 8:30 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Lynn Seely, M.D. and Charles Newton, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LYELL IMMUNOPHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Pacific Time on June 16, 2023, through a live webcast at www.virtualshareholdermeeting.com/LYEL2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side